UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12
Poniard Pharmaceuticals, Inc.
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate number of securities to which transaction applies:

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction:

	5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount previously paid:

	2)	Form, Schedule or Registration Statement No.:

	3)	Filing Party:

	4)	Date Filed:

(Preliminary Copy)

PONIARD PHARMACEUTICALS, INC.

Notice of 2011 Annual Meeting of Shareholders

TO THE SHAREHOLDERS:

The 2011 Annual Meeting of Shareholders of Poniard Pharmaceuticals, Inc. will be held at the offices of Bay City Capital, located at 750 Battery Street, Suite 400, San Francisco, California 94111, on Thursday, June 9, 2011 at 9:00 a.m., local time, for the following purposes:

1.	To elect ten members to the Board of Directors;

2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2011;

3.	To approve the amendment of the Company’s Amended and Restated Articles of Incorporation to effect a reverse stock split of the Company’s outstanding common stock at an exchange ratio between 1-for-15 and 1-for-25, as determined by the Company’s Board of Directors;

4.	To approve the adjournment of the Annual Meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve Proposal 3; and

5.	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

The Board of Directors recommends that you vote FOR Proposals 1, 2, 3 and 4 above.

Your attention is directed to the accompanying proxy statement for further information with respect to the matters to be acted upon at the annual meeting.

The record date for determining shareholders entitled to notice of, and to vote at, the Annual Meeting, or any adjournments or postponements thereof, is the close of business on April 11, 2011.

BY ORDER OF THE BOARD OF DIRECTORS

Ronald A. Martell Chief Executive Officer

April 27, 2011

San Francisco, California

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN ON ATTENDING THE 2011 ANNUAL MEETING, WE ASK THAT YOU VOTE AS PROMPTLY AS POSSIBLE BY USING ONE OF THREE CONVENIENT METHODS: (1) BY ACCESSING THE INTERNET SITE DESCRIBED IN THESE VOTING MATERIALS OR THE VOTING INSTRUCTION FORM PROVIDED TO YOU; (2) BY CALLING THE TOLL-FREE NUMBER; OR (3) BY SIGNING, DATING AND RETURNING ANY PROXY CARD OR INSTRUCTION FORM PROVIDED TO YOU. VOTING BY INTERNET OR BY TELEPHONE IS FAST AND CONVENIENT, AND YOUR VOTE IS IMMEDIATELY CONFIRMED AND TABULATED.

(Preliminary Copy)

PONIARD PHARMACEUTICALS, INC.

750 Battery Street, Suite 330

San Francisco, CA 94111

(650) 583-3774

PROXY STATEMENT FOR 2011 ANNUAL MEETING OF SHAREHOLDERS

General

This proxy statement is furnished in connection with the solicitation by the board of directors of Poniard Pharmaceuticals, Inc. of proxies in the accompanying form for use at the annual meeting of shareholders to be held on Thursday, June 9, 2011, and any adjournments or postponements thereof. The annual meeting will be held at 9:00 a.m., local time, at the offices of Bay City Capital, located at 750 Battery Street, Suite 400, San Francisco, California 94111.

This proxy statement is first being furnished via the Internet and the Notice of Internet Availability of Proxy Materials is first being mailed to shareholders entitled to vote at the annual meeting on or about April 27, 2011.

Record Date and Voting Shares

Only holders of record of our common stock outstanding as of the close of business on April 11, 2011, the record date for the annual meeting, are entitled to receive notice of, and to vote at, the annual meeting. On the record date, there were 59,118,115 shares of common stock outstanding. Each holder of common stock is entitled to one vote for each share held of record in such person’s name on the record date. Holders of common stock are entitled to vote on all proposals properly presented at the annual meeting.

Quorum

Under Washington law and our articles of incorporation, a quorum consisting of a majority of the shares entitled to vote must be represented in person or by proxy for the transaction of business at the annual meeting. Abstentions and broker non-votes are counted as present for purposes of determining whether there is a quorum. See “Abstentions and Broker Non-Votes” below. If a quorum is not present, the holders of a majority of the shares present at the annual meeting in person or by proxy may adjourn the meeting to another date.

Internet Availability of Proxy Materials; Requesting Paper or E-Mail Copies

Under rules adopted by the U.S. Securities and Exchange Commission (SEC), we are furnishing proxy materials to our shareholders via the Internet, instead of mailing printed copies of these materials to each shareholder. On or about April 27, 2011, we mailed to all shareholders entitled to vote at the annual meeting a Notice of Internet Availability of Proxy Materials directing shareholders to a web site, http://bnymellon.mobular.net/bnymellon/pard, where they can access our proxy materials and view instructions on how to vote online or by telephone. Our 2010 Annual Report to Shareholders was made available at the same time and by the same method. If you would prefer to receive paper or e-mail copies of our annual report to shareholders and proxy materials for this annual meeting or for all future meetings of shareholders, please follow the instructions included in the Notice of Internet Availability of Proxy Materials.

Voting Procedures

All votes cast by proxy or in person at the annual meeting will be tabulated by a representative of BNY Mellon Shareowner Services, our transfer agent, which will act as the inspector of election for the meeting. The inspector of election will separately tabulate affirmative and negative votes, abstentions and broker non-votes. The inspector will also determine whether a quorum is present.

Shares that are properly voted on the Internet or by telephone or for which proxy cards are properly executed and returned will be voted at the annual meeting in accordance with the directions given, or in the absence of directions, will be voted “FOR” the election of the ten nominees to the board of directors named herein and “FOR” Proposals 2, 3 and 4. It is not expected that any additional matters will be brought before the annual meeting, but if other matters are properly presented, the persons named as proxies will vote in their discretion on such matters.

The manner in which your shares may be voted depends on how your shares are held. If you own shares “of record,” meaning that your shares are represented by certificates or book entries in your name so that you appear as a shareholder on the records of our transfer agent, and you request a paper copy of the proxy materials as indicated in your Notice of Internet Availability of Proxy Materials, a proxy card for voting these shares will be included with the paper proxy statement you receive. If you own shares in “street name,” meaning that your shares are held by a bank or brokerage firm or other nominee, and you request a paper copy of the proxy materials as indicated in your Notice of Internet Availability of Proxy Materials, or if you have already requested paper copies of proxy materials through your bank, brokerage firm or other nominee, you may instead receive a voting instruction form from that institution with this proxy statement that instructs you how to vote your shares.

Record holders and many street name holders may vote on the Internet or by telephone, as described below. Washington law, under which we are incorporated, specifically permits electronically transmitted proxies, provided that each proxy contains or is submitted with information, such as a security or control number, from which the inspector of election can determine that the proxy is authorized by you.

Voting Via the Internet or by Telephone

Shares Registered in Your Name.    Shareholders of record may vote shares of common stock by using a touch-tone telephone to call 1-866-540-5760 (toll-free 24 hours a day/7 days a week) or via the Internet by accessing the web site http://www.proxyvoting.com/pard. You will need to have your proxy card in hand when you access the web site or when you call. Votes submitted by telephone or via the Internet must be received by 11:59 p.m., Eastern Time, on June 8, 2011. Submitting your proxy by telephone or via the Internet will not affect your right to vote in person should you decide to attend the annual meeting.

Shares Registered in the Name of a Bank or Broker.    Most beneficial owners of shares held in street name receive instructions from their bank, brokerage firm or other nominee, rather than our proxy card. A number of brokers and banks are participating in a program provided through Broadridge Financial Solutions, Inc. that offers the means to grant proxies to vote shares via the Internet. Votes submitted via the Internet must be received by 11:59 p.m., Eastern Time, on June 8, 2011. Submitting your vote via the Internet will not affect your right to vote in person should you decide to attend the annual meeting. A beneficial owner who wishes to vote at the annual meeting must have an appropriate proxy from his or her broker or bank appointing the beneficial owner as attorney-in-fact for purposes of voting the beneficially held shares at the annual meeting.

Required Vote on Each Proposal

Election of Directors (Proposal 1).    Each shareholder voting on the election of directors may cumulate his or her votes and cast as many votes as are equal to the number of directors to be elected multiplied by the number of votes such shareholder is entitled to cast. These votes may be cast for one nominee or distributed among as many nominees as the shareholder desires. If a shareholder wishes to cumulate his or her votes, such shareholder should multiply the number of votes he or she is entitled to cast by the number of directors to be elected (deriving a cumulative total) and then specify the number of votes for each director in the section entitled “Instruction for Cumulative Voting for Directors” on the proxy card. If a shareholder does not wish to cumulate votes for directors, the shareholder should indicate a vote “FOR” or “WITHHOLD” authority to vote for each or all nominees, as provided on the proxy. The ten nominees for election as directors who receive the greatest number of votes cast for the election of directors by shares entitled to vote at the annual meeting will be elected directors.

Ratification of Independent Registered Public Accounting Firm (Proposal 2).    The proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2011 will be adopted if the number of votes cast “FOR” the proposal exceeds the number of votes cast “AGAINST” the proposal at the annual meeting.

Approval of Amendment of Articles of Incorporation to Effect a Reverse Stock Split (Proposal 3).    To be approved, the proposed amendment of our amended and restated articles of incorporation to effect a reverse stock split must receive “FOR” votes from a majority of the shares entitled to vote on the proposal.

Approval of Adjournment of Annual Meeting to Solicit Additional Proxies for the Reverse Stock Split Proposal (Proposal 4).    The proposal to adjourn the annual meeting, if necessary or appropriate, to solicit additional proxies to vote in favor of Proposal 3 will be approved if the number of votes cast “FOR” the proposal exceeds the number of votes cast “AGAINST” the proposal at the annual meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE DIRECTOR NOMINEES NAMED IN PROPOSAL 1 AND “FOR” PROPOSALS 2, 3 AND 4.

Abstentions and Broker Non-Votes

Abstentions and broker non-votes will not be counted as votes cast at the annual meeting. As a result, abstentions and broker non-votes will have the same effect as a vote “AGAINST” Proposal 3. Abstentions and non-votes will have no impact on the votes relating to Proposals 1, 2 and 4.

An abstention occurs when a shareholder withholds such shareholder’s vote by checking the “ABSTAIN” box on the proxy, or when a shareholder present at a meeting does not cast a ballot. Broker non-votes occur when a brokerage firm, bank or other nominee has not received customer instructions and the brokerage firm, bank or nominee either does not exercise, or is not permitted to exercise, discretion to vote those shares on a particular matter. Brokerage firms, banks and other nominees generally have discretionary authority to vote their customers’ shares on the ratification of the appointment of Ernst & Young LLP as our registered public accounting firm (Proposal 2) and on the adjournment of the annual meeting (Proposal 4). Brokers, banks and other nominees do not have discretionary authority to vote their customers’ unvoted shares on the election of directors (Proposal 1) or on the reverse stock split proposal (Proposal 3).

Revocation

A shareholder may revoke a proxy at any time before its exercise by:

•	voting again by Internet or by telephone;

•	delivering a written notice or a later-dated proxy card to our corporate secretary at our principal executive offices; or

•	voting in person at the annual meeting.

Any shareholder owning common stock in street name may change or revoke voting instructions by contacting the bank or brokerage firm or other nominee holding the shares or by obtaining a legal proxy from such institution and voting in person at the annual meeting. You should contact your bank or brokerage account representative to learn how to obtain a legal proxy.

Expenses of Solicitation

The board of directors of Poniard is soliciting your proxy to vote your shares at the annual meeting, and the cost of such solicitation will be borne by the company. We have engaged BNY Mellon Shareowner Services to assist in the solicitation of proxies for the annual meeting and will pay BNY Mellon Shareowner Services a fee of approximately $7,000, plus reimbursement of out-of-pocket expenses. Further solicitation of proxies from some shareholders may be made by our directors, officers and regular employees personally, by e-mail, telephone or facsimile. These persons will not receive any additional compensation for assisting in the solicitation. We also will reimburse brokerage firms, nominees, custodians and fiduciaries for their reasonable expenses in forwarding solicitation materials to beneficial owners.

YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, WE URGE YOU TO VOTE YOUR PROXY AS PROMPTLY AS POSSIBLE VIA THE INTERNET, BY TELEPHONE OR BY SIGNING, DATING AND RETURNING A PROXY CARD.

ELECTION OF DIRECTORS

(PROPOSAL 1)

Nominees for Director

Ten directors are to be elected by the holders of common stock at the annual meeting. These directors each serve one-year terms that will expire at our 2012 annual meeting of shareholders, or at such time as their successors have been elected and qualified. All director nominees currently serve as directors of our company and were selected by the board upon the recommendation of its nominating and corporate governance committee. In connection with our $65 million equity financing, which closed on April 26, 2006, we entered into an agreement to use our best efforts to cause one person designated by MPM Capital Management LLC (MPM) and one person designated by mutual agreement of MPM and Bay City Capital Management IV LLC (Bay City Management), the lead investors in the financing, to be nominated and elected to our board of directors. Nicholas J. Simon initially was appointed to the board in April 2006 upon the recommendation of MPM, which recommendation was independently evaluated, approved and recommended by the board nominating and corporate governance committee. MPM and Bay City Management have not recommended a second designee. Two current directors, Fred B. Craves and Carl S. Goldfischer, are managing members of Bay City Capital LLC, an affiliate of Bay City Management.

Unless a shareholder withholds his or her vote, each proxy will be voted “FOR” the election of the following nominees:

GERALD MCMAHON, PhD, age 56, has served as Chairman of our board of directors since June 2004 and was our Chief Executive Officer from May 2004 to February 2010. Dr. McMahon is Senior Vice President and Oncology Innovative Medicines Unit Leader of Medimmune LLC, a wholly owned subsidiary of Astra Zeneca PLC, a position which he has held since October 2009. Previously, he was President of SUGEN, Inc., a biopharmaceutical company focused on the discovery and development of novel, targeted small-molecule drugs. Dr. McMahon played a key role in the discovery and development of Sutent®, a protein kinase inhibitor for the treatment of advanced cancers, currently marketed by Pfizer. He joined SUGEN in 1993 and, following acquisition of SUGEN by Pharmacia in 1999, Dr. McMahon served as a key executive and manager of R&D at Pharmacia as President of SUGEN until the acquisition of Pharmacia by Pfizer in 2003. He holds a B.S. in biology and a PhD in biochemistry from Rensselaer Polytechnic Institute. Dr. McMahon served as the company’s Chief Executive Officer for almost six years and brings to the board an in-depth understanding of the science and clinical history of the company’s picoplatin product candidate, along with oncology drug development experience at established biopharmaceutical companies.

ROBERT S. BASSO, age 66, was appointed a director in May 2007. Mr. Basso founded BEST Partners LLC, an independent consulting firm, in 2007. He has nearly 40 years of experience in the financial services industry. Mr. Basso served as Executive Vice President of National Financial, a Fidelity Investments company providing clearing services and execution products, from July 2003 to December 2004 and as a financial services consultant to Fidelity Investments from January 2005 to January 2006. From January 1990 to June 2003, he

served as Chairman and President of Correspondent Services Corporation, a subsidiary of UBS PaineWebber Inc., a brokerage firm providing clearing, execution, settlement, administrative and management information services, and as Managing Director of UBS PaineWebber Inc. He holds a B.S. degree from Seton Hall University and an M.B.A. from Pace University. Mr. Basso brings to the board broad financial and executive experience in the areas of operations, systems management and finance and important insights on managing the challenges of operating in a highly-regulated environment. Given his extensive experience in the financial services industry, Mr. Basso has been determined to be an audit committee financial expert by the board.

FRED B. CRAVES, PhD, age 65, has been a director since July 1993. Dr. Craves is an investment partner, a Managing Director and a co-founder of Bay City Capital LLC (BCC), a merchant bank providing advisory services and investing in life sciences companies, and serves as a member of the board of directors and Chairman of the Executive Committee of BCC. Prior to founding BCC, he spent over 20 years leading and managing biotechnology and pharmaceuticals companies. Dr. Craves was Executive Vice President of Schering Berlin and Chief Executive Officer and President of Berlex Biosciences, a research, development and manufacturing organization. He was a founder of Burrill & Craves, a merchant bank focused on biotechnology and emerging pharmaceutical companies. He was also the founding Chairman of the Board and Chief Executive Officer of Codon, and co-founder of Creative Biomolecules. Dr. Craves previously served as a director of Medarex, Inc., a public biopharmaceutical company which was acquired by Bristol-Meyers Squibb in September 2009 (from 1998 to 2005) and Incyte Corporation, a public drug discovery and development company (from 1993 to 2006). He presently is a member of the board of directors of VIA Pharmaceuticals, Inc., a public biotechnology company, as well as Progenetech Inc., a private molecular diagnostics company, and ReSet Therapeutics, Inc., a private biotechnology company. He also serves as a member of The J. David Gladstone Institutes’ Advisory Council and is a member of the board of trustees of Loyola Marymount University in Los Angeles. Dr. Craves earned a B.S. degree in biology from Georgetown University and a PhD in pharmacology and toxicology from the University of California, San Francisco. Dr. Craves extensive life science industry and capital markets experience makes him a valued advisor and board thought leader on issues relating to corporate finance, business development and strategic planning. Having served on the board for over 16 years, he has an intimate knowledge of the company’s operations and strategic vision.

E. ROLLAND DICKSON, MD, age 77, has been a director since May 1998. In December 2003, Dr. Dickson retired as the Mary Lowell Leary Professor of Medicine at the Mayo Medical School and as Director of Development at the Mayo Foundation for Medical Education and Research, positions which he had held since 1993. Dr. Dickson continues to hold Emeritus titles for each of these positions. In 1999, Dr. Dickson was appointed to the board of trustees of the Mayo Foundation. Dr. Dickson served as director of Axcan Pharma, Inc., a privately held pharmaceutical company, and Pathways Diagnostic Corporation, a development stage biotechnology company, and is a member of the scientific advisory committee of BCC. He also serves as the Chairman of the Board of Directors at A.J. Palumbo Charitable Foundation in Pittsburg, PA and is the Chairman of the Board of Directors of Mayo Clinic Stiftung in Frankfurt, Germany. Dr. Dickson received his M.S. degree from the University of Minnesota and his M.D. degree from The Ohio State University. Dr. Dickson’s extensive scientific and medical knowledge and experience bring to the board an important perspective on the requirements and behaviors of the medical community and cancer patients with respect to the company’s efforts to develop and commercialize its picoplatin product candidate.

CARL S. GOLDFISCHER, MD, age 52, has been a director since March 2000. He has been Managing Director of BCC since July 2001 and serves on its board of directors and executive committee. He joined BCC as an Executive-in-Residence in January 2001. Dr. Goldfischer was the Vice President, Finance and Chief Financial Officer of ImClone Systems Incorporated from May 1996 to July 2000. Dr. Goldfischer is a director of EnteroMedics, Inc. and MAP Pharmaceuticals, Inc., both public life science companies, and a director of Brain Cells, Inc., PTC Therapeutics, Inc., Metabolex, Inc. and Epizyme, Inc., all privately held development stage biotechnology or medical device companies. He is a member of the board of trustees of Sarah Lawrence College. Dr. Goldfischer received his M.D. degree from Albert Einstein College of Medicine in 1988, and served as a resident in radiation oncology at Montefiore Hospital of the Albert Einstein College of Medicine until 1991.

Dr. Goldfischer brings to the board extensive public and private life science company and industry investment, financial operations, strategic planning and transactional experience, which is complemented by his active participation on a number of public and private company boards.

ROBERT M. LITTAUER, age 62, has been a director since May 2004. Mr. Littauer has over 30 years of experience in the medical technology, high technology and biotechnology industries. From June 1987 to September 1996, he served the company in various management positions, including Senior Vice President, Chief Financial Officer and Treasurer. Mr. Littauer has been Vice President, Chief Financial Officer and Treasurer of Light Sciences Oncology, Inc., a Seattle-based private biotechnology company, since November 2005. He served as Chief Executive Officer of Kaleidos Pharma, Inc., a privately owned biotechnology company, from August 2002 to September 2004. Previously, he served as Vice President and Chief Financial Officer of Detto Technologies, Inc., a privately owned software developer, from June 2001 to July 2002. He was Chief Executive Officer from January 2001 to April 2001, and Vice President and Chief Financial Officer from October 2000 to January 2001, of Plymedia, Inc., a privately owned developer of digital imaging technology. Prior to that, he held Chief Financial Officer and senior executive positions at Avenue A, Inc. (subsequently aQuantive, Inc., purchased by Microsoft Corporation), a public internet media company, and at Ostex International, Inc., a public medical diagnostics company. Mr. Littauer received an M.B.A. degree and a B.S. degree in industrial engineering and operations from Cornell University. Mr. Littauer brings to the board broad public company financial and operations management experience in the life science and high tech industries, particularly with respect to financing strategies, risk assessment and internal control of financial reporting. Given his strong financial experience, Mr. Littauer has been determined to be an audit committee financial expert by the board.

GARY A. LYONS, age 60, became a director in July 2009. Mr. Lyons has provided business development consulting services to the company since April 2009. He has served as a director of Neurocrine Biosciences, Inc., a public biotechnology company focused on neurological and endocrine diseases and disorders, since February 1993 and held various executive positions with Neurocrine, including President and Chief Executive Officer, from February 1993 to January 2008. Prior to joining Neurocrine, Mr. Lyons held a number of senior management positions at Genentech, Inc., including Vice President of Business Development, Vice President of Sales, and Director of Sales and Marketing. In addition to the Neurocrine board, Mr. Lyons currently serves on the boards of directors of Rigel Pharmaceuticals, Inc. and Vical Incorporated, both public biotechnology companies. Mr. Lyons served on the board of directors of Facet Biotech Corporation, a public biotechnology company, from November 2008 until the acquisition of Facet Biotech by Abbott Laboratories in April 2010. Mr. Lyons holds a B.S. degree in marine biology from the University of New Hampshire and an M.B.A. from Northwestern University’s J.L. Kellogg Graduate School of Management. Mr. Lyons brings to the board extensive life science industry executive leadership experience, including holding chief executive, senior management and board positions at a number of public biotechnology companies, and expertise in business development and strategy.

RONALD A. MARTELL, age 49, has been a director since June 2006. Mr. Martell was appointed our Chief Executive Officer in February 2010, and he served as our President and Chief Operating Officer from May 2007 to February 2010. Prior thereto, Mr. Martell served as Senior Vice President, Commercial Operations of ImClone Systems Incorporated from January 2004 to August 2006. While at ImClone, Mr. Martell was responsible for overseeing the company’s sales, marketing, and project and alliance management. Mr. Martell joined ImClone in November 1998 as Vice President, Marketing. From 1988 to 1998, he served in a variety of positions at Genentech, Inc., most recently as Group Manager, Oncology Products. Mr. Martell brings to the board a deep familiarity with the company’s operations, strategy and vision and a strong record of successful corporate and product portfolio planning and management. As the company’s Chief Executive Officer, he provides a critical link between management and the board, enabling the board to provide its oversight function with the benefit of management’s perspective of the business.

NICHOLAS J. SIMON III, age 56, has been a director since April 2006. He is a Managing Director of Clarus Ventures, LLC, a life sciences focused venture capital firm that he co-founded in 2005, and is an affiliate managing director of MPM Capital’s BioVentures III Fund, a healthcare venture capital fund. Mr. Simon was a general partner of MPM Capital LLP from 2001 to 2005. From April 2000 to July 2001, Mr. Simon was Chief Executive Officer, founder and a director of Collabra Pharma, Inc., a pharmaceutical development company. From 1989 to March 2000, Mr. Simon served in various management positions at Genentech, Inc., including Vice President of Business and Corporate Development. Mr. Simon serves on the boards of directors of ARYx Therapeutics, Inc. and Achillion Pharmaceuticals, Inc., both public biotechnology companies. In addition, he is a director of CoMentis, Inc., Sientra, Inc., Pearl Therapeutics, Inc. and QuatRx Pharmaceuticals Co., which are private life science companies. Mr. Simon also is on the foundation board at the Gladstone Institute, a private not-for-profit research institute affiliated with the University of California, San Francisco. Mr. Simon was a director of Avanir Pharmaceuticals, Inc., a publicly held biotechnology company, from May 2008 to May 2010. Mr. Simon received a B.S. degree in microbiology from the University of Maryland and an M.B.A. in marketing from Loyola University. Mr. Simon has more than 26 years of life science industry and investment experience and serves on a number of boards of public biotechnology companies. He brings to the board expertise in the areas of business strategy, financial management, operations and equity finance.

DAVID R. STEVENS, PhD, age 62, has been a director since May 2004. He is currently Executive Chairman of Cedus, Inc., a privately held biopharmaceutical company. Dr. Stevens is also a board member of KC BioMedix, Inc. and Micro-Imaging Solutions, LLC, both privately held medical device companies, and Aqua Bounty Technologies, Inc., a biotechnology firm listed on the AIM market of the London Stock Exchange. He was an advisor to BCC from 1999 to 2006. Dr. Stevens was previously President and Chief Executive Officer of Deprenyl Animal Health, Inc., a public veterinary pharmaceutical company, from 1990 to 1998, and Vice President, Research and Development, of Agrion Corp., a private biotechnology company, from 1985 to 1988. He began his career in pharmaceutical research and development at the former Upjohn Company, where he contributed to the preclinical evaluation of Xanax and Halcion. Dr. Stevens received B.S. and DVM degrees from Washington State University, and a PhD in comparative pathology from the University of California, Davis. He is a Diplomate of the American College of Veterinary Pathologists. Dr. Stevens has worked in the pharmaceutical and biotechnology industries since 1978. He brings to the board a diversity of management, operational, and product development experience, including as the former chief executive officer of a public veterinary pharmaceutical company and as an active participant in the medical device industry.

All nominees have consented to serve as directors. If any nominee is not available as a candidate for election as a director at the annual meeting, the proxy holders will have discretionary authority under the proxy to vote for such substitute nominee, if any, recommended by the existing directors. We presently know of no circumstance that would render any of the named nominees unavailable.

Pursuant to our restated bylaws, shareholders seeking to nominate other candidates for election to the board of directors at the annual meeting must give written notice to our corporate secretary not less than 60 days or more than 90 days before the date of the scheduled meeting. Such notice must contain certain information as to the shareholder giving the notice and each proposed nominee, as described under the heading “Director Nominations and Qualifications” below. If less than 70 days’ notice or prior public disclosure of the date of the scheduled annual meeting is given or made, notice by the shareholder must be given not later than the tenth day following the earlier of the date on which notice of the annual meeting was mailed or the date on which public disclosure of the meeting date was made. Our restated bylaws provide that no person will be elected a director unless nominated in accordance with the restated bylaws.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR EACH OF THE DIRECTOR NOMINEES.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board Leadership Structure

Our board of directors does not have a policy on whether the same person should serve as both the Chief Executive Officer and the Chairman of the board or, if the roles are separate, whether the Chairman should be selected from the nonemployee directors or should be an employee. The board of directors believes that it should have the flexibility to make these determinations in the way it believes best provides for appropriate leadership for the company at a given time.

The board believes the current leadership structure, with Mr. Martell serving as Chief Executive Officer and Dr. McMahon serving as non-executive Chairman is in the best interests of the company at this time. The Chief Executive Officer has responsibility for setting the strategic direction of the company and the day-to-day leadership and performance of the company, while the Chairman has a greater focus on governance of the board of directors. This balance between the two positions enables Mr. Martell to focus on the operational and strategic challenges presently facing the company, with Dr. McMahon providing board leadership on matters of governance and management oversight.

Dr. Dickson has served as the board lead independent director since June 2007. In addition to coordinating the activities of the other nonemployee and independent directors, the lead independent director’s primary functions include:

•

providing the Chairman with input as to the preparation of the agendas for meetings of the board of directors and providing input, as appropriate, to the chairs of committees of the board of directors;

•

advising the Chairman as to the quality, quantity and timeliness of the information to be provided by management that is necessary or appropriate for the board to effectively and responsibly perform its duties;

•	recommending the retention of advisers and consultants who report directly to the board of directors;

•	developing the agendas for and serving as chairman of the executive sessions of the board’s nonemployee and independent directors; and

•	serving as principal liaison between the nonemployee and independent directors and the Chairman and the Chief Executive Officer on sensitive issues.

Our corporate governance principles require that at each regular meeting of the board of directors, or at such other times as determined by the lead independent director or required by applicable law, the nonemployee and independent directors shall meet in executive session without management present.

Board Role in Risk Oversight

The role of the company’s board of directors is to oversee the chief executive officer, the president, the chief financial officer and other senior management in the competent, lawful and ethical operation of the company, including management’s establishment and implementation of appropriate practices and policies with respect to areas of potentially significant risk to the company. The board believes that a fundamental part of risk oversight is regular communications with senior management during board and committee meetings to understand the risks the company faces and determine what level of risk is appropriate, as well as how that level of risk may change over time or due to circumstances. The board also engages in risk management discussions and considers risks to the company as part of the strategic planning process, the annual budget review and approval, and through review of compliance issues in board committees, as appropriate. While the board has the ultimate oversight responsibility for such risk management process, various committees of the board are structured to oversee specific risks, as follows:

Committee	Primary Risk Oversight Responsibility
Executive Committee	Oversees the company’s business activities and strategies pertaining to financing, partnering, clinical and regulatory matters and general corporate matters

Audit Committee	Oversees financial risk, capital risk and financial compliance risk and internal control over financial reporting

Compensation Committee	Oversees the company’s compensation policies and practices

Nominating and Corporate Governance Committee	Oversees the assessment of each board member’s independence, as well as the effectiveness of the company’s Code of Conduct for officers, directors and employees and the company’s Code of Ethics for senior financial officers, including the chief executive officer, chief financial officer and principal accounting officer

Board Independence

The board of directors has determined that, with the exceptions of Dr. McMahon, Mr. Martell and Mr. Lyons, all of our current directors and director nominees are “independent directors” as defined in Rule 5605 of the Nasdaq Stock Market (Nasdaq) listing rules.

Board Meetings and Attendance

The board of directors met 17 times in 2010. Each board member, except Dr. Goldfischer, attended at least 75% of the aggregate number of the meetings of the board and the committees on which he served. We do not have a specific policy regarding director attendance at the annual shareholders’ meeting; however, all directors are encouraged to attend if available. Except for Mr. Simon and Dr. Stevens, all of the director nominees recommended for election at the 2011 annual meeting of shareholders attended the 2010 annual meeting.

Board Committees and Shareholder Communications with the Board

The board of directors has a standing executive committee, audit committee, compensation committee, and nominating and corporate governance committee. The written charter of each committee is available on the “Investors—Corporate Governance” page of our web site at www.poniard.com. A description of the process for shareholders to send communications to the board or a particular director also is posted on our web site.

Executive Committee

The primary functions of the executive committee is to review and monitor, and meet with management on a regular basis to discuss, the business, operations and strategy of the company pertaining to financing, corporate partnering, clinical and regulatory matters, and general corporate matters. The committee makes reports and recommendations to the board, but currently has not been delegated authority to act on the board’s behalf on any matter. The current members of the executive committee are Dr. Craves, Mr. Simon, Mr. Basso and Mr. Littuaer, with Dr. Craves serving as chair. Each member of the executive committee is “independent” as defined under Nasdaq listing rules. The executive committee met two times during 2010.

Audit Committee

The primary functions of the audit committee are to represent and assist the board of directors with the oversight of:

•	the integrity of the company’s financial statements and internal controls;

•	the company’s compliance with legal and regulatory requirements;

•	the independent auditor’s qualifications and independence; and

•	the performance of the audit function by the independent auditor.

The audit committee has ultimate authority to select, evaluate and, where appropriate, replace the independent auditor, approve all audit engagement fees and terms, and engage outside advisors, including its own counsel, as it deems necessary to carry out its duties. The audit committee also is responsible for performing other related responsibilities set forth in its charter.

The current members of the audit committee are Mr. Littauer, Dr. Stevens and Mr. Basso, with Mr. Littauer acting as chair. Our board of directors has determined that each member of our audit committee is “independent” under applicable rules promulgated by the SEC and Nasdaq. Each member of the audit committee is able to read and understand fundamental financial statements, including our balance sheet, income statement and cash flow statement. Our board of directors has determined that both Messrs. Littauer and Basso meet the definition of “audit committee financial expert” under applicable SEC rules. The audit committee met nine times in 2010. The audit committee’s report begins on page 29 of this proxy statement.

Compensation Committee

The primary function of the compensation committee is to discharge the responsibilities of the board of directors relating to the compensation of our chief executive officer and other executives, employees and nonemployee directors and relating to our retirement, welfare and other benefit plans. The committee has the power to delegate authority to subcommittees and, to the extent permitted by applicable law, regulations and listing standards, may delegate authority to one or more members of the board or company officers. The committee oversees our Amended and Restated 2004 Incentive Compensation Plan (2004 Plan) and any other compensation and stock-based plans. The compensation committee has established an equity awards subcommittee to administer 2004 Plan awards to individuals who are subject to Section 16 of the Securities Exchange Act of 1934 (Exchange Act) or whose compensation is subject to the compensation limits of Section 162(m) of the Internal Revenue Code (Code). The equity awards subcommittee is comprised of two compensation committee members who, in addition to being “independent” under applicable Nasdaq listing rules, also qualify as “outside directors” under Rule 16b-3 under the Exchange Act and as “outside directors” under Section 162(m) of the Code.

The current members of the compensation committee are Messrs. Simon, Littauer and Basso and Dr. Dickson, with Mr. Simon acting as chair. Mr. Basso and Dr. Dickson serve on the compensation committee’s equity awards subcommittee. Our board of directors has determined that each member of our compensation committee is “independent” under applicable Nasdaq listing rules.

Nominating and Corporate Governance Committee

The primary functions of the nominating and corporate governance committee are to:

•	identify individuals qualified to become members of our board of directors;

•	approve and recommend candidates to fill vacancies on, or to be elected to, the board;

•	develop, update as necessary and recommend to the board corporate governance principles and policies applicable to our company; and

•	monitor compliance with such principles and policies.

The nominating and corporate governance committee also recommends candidates for election as chief executive officer and other corporate officers, oversees succession planning for senior management and performs other related responsibilities set forth in its charter.

The current members of the nominating and corporate governance committee are Drs. Dickson and Stevens and Mr. Basso, with Dr. Dickson acting as chair. Our board of directors has determined that each member of our nominating and corporate governance committee is “independent” under applicable Nasdaq listing rules. The nominating and corporate governance committee met two times in 2010.

Director Nominations and Qualifications

The nominating and corporate governance committee will consider nominees for the board of directors recommended by shareholders with respect to elections to be held at an annual meeting, although the committee is not obligated to recommend such nominees to the board. In accordance with our restated bylaws, to nominate a director for election to the board of directors at an annual meeting of shareholders, a shareholder must deliver written notice of such nomination to our corporate secretary not fewer than 60 days nor more than 90 days prior to the date of the annual meeting (or if less than 70 days’ notice or prior public disclosure of the date of such annual meeting is given or made to the shareholders, not later than the tenth day following the earlier of the day on which notice of the annual meeting was mailed or public disclosure of the date of the annual meeting was made). The notice of a shareholder’s intention to nominate a director must include:

•	information regarding the shareholder making the nomination, including the shareholder’s name and address and the number of shares of our stock beneficially owned by the shareholder;

•

the name and business address of the person being nominated, his or her biographical data and other relevant information, including that which would be required in a proxy statement filed pursuant to the SEC’s proxy rules if the person were to be nominated for election by the board of directors; and

•	the written consent of such nominee to serve as a director if elected.

The chairman of the board, other directors and executive officers also may recommend director nominees to the nominating and corporate governance committee. The committee has not in the past retained any third party to assist it in identifying candidates. In evaluating director nominees, the committee evaluates all candidates under consideration, as it deems appropriate. If a shareholder properly recommends a director nominee, the nominating and corporate governance committee will use the same criteria used for evaluating other nominees, in addition to the information relating to the director nominee provided by the shareholder.

The nominating and corporate governance committee charter requires the committee to approve and recommend to the board guidelines for evaluating the qualifications of candidates for board membership. The committee and the board have established the following general director selection guidelines:

•	a high standard of personal and professional ethics, integrity and values;

•	experience at the policy-making level in business, government or education sectors;

•	ability to objectively consider matters affecting interests of the company and its shareholders;

•	willingness to devote the required amount of time to perform the duties and responsibilities of board membership;

•	commitment to serve on the board over a period of several years to develop knowledge about the company’s business operations;

•	absence of involvement in activities that create a conflict of interest with a director’s responsibilities to the company and its shareholders; and

•	willingness and capacity to act in the best interests of the company and its constituents and to objectively appraise management performance.

The committee does not have a formal diversity policy. The committee seeks nominees with a broad diversity of experience, professional skills, geographic representations and backgrounds. The committee does not assign specific weights to particular criteria. Rather, the board believes that the backgrounds and qualifications of directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the board to fulfill its responsibilities.

Code of Ethics and Code of Conduct

We have adopted a Code of Ethics that applies to our senior financial officers, including our chief executive officer, chief financial officer and principal accounting officer, and a Code of Conduct that applies to all officers, directors and employees of our company. These codes are posted on our web site at www.poniard.com under the heading “Investors—Corporate Governance.” We intend to satisfy the disclosure requirements regarding any amendment to or waiver of the Code of Ethics with respect to the covered persons by posting such information on our web site.

Compensation Committee Interlocks and Insider Participation

The current members of the compensation committee are Messrs. Simon, Littauer and Basso and Dr. Dickson, with Mr. Simon acting as chair. All members of our compensation committee are independent directors and none of them are present or past employees of the company, except Mr. Littauer, who served in various management positions at the company from 1987 to 1996.

Executive Officers of the Registrant

Information with respect to our current executive officers, as designated by resolution of our board of directors on March 30, 2011, is set forth below:

Name	Age	Position with the Company
Ronald A. Martell	49	Chief Executive Officer
Michael S. Perry, DVM, PhD	51	President and Chief Medical Officer
Michael K. Jackson	61	Interim Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

Business Experience of Executive Officers

Ronald A. Martell was appointed Chief Executive Officer in February 2010. He served as President and Chief Operating Officer of the Company from May 2007 to February 2010. Mr. Martell joined the Company’s board of directors in June 2006. Mr. Martell served as Senior Vice President, Commercial Operations of ImClone Systems Incorporated from January 2004 to August 2006. While at ImClone, Mr. Martell was responsible for overseeing the company’s sales, marketing, and project and alliance management. Mr. Martell joined ImClone in November 1998 as Vice President, Marketing. From 1988 to 1998, he served in a variety of positions at Genentech, Inc., most recently as Group Manager, Oncology Products.

Michael S. Perry, DVM, PhD, was appointed President and Chief Medical Officer in February 2010. Dr. Perry had been a consultant to the Company since September 2009 and is a Venture Partner with Bay City Capital LLC (since November 2005). He was Chief Development Officer at VIA Pharmaceuticals, Inc., a publicly held drug development company, from April 2005 until May 2009. Prior thereto, he served as Chairman and Chief Executive Officer of Extropy Pharmaceuticals, Inc., a privately held pediatric specialty pharmaceutical company, from June 2003 to April 2005. From 2002 to 2003, Dr. Perry served as President and Chief Executive Officer of Pharsight Corporation, a publicly held software and consulting services firm. From 2000 to 2002, Dr. Perry served as Global Head of Research and Development for Baxter BioScience. From 1997 to 2000, Dr. Perry was President and Chief Executive Officer of both SyStemix Inc. and Genetic Therapy Inc., two wholly owned subsidiaries of Novartis Corp., and from 1994 to 1997, he was Vice President of Regulatory Affairs for Novartis Pharma (previously Sandoz Pharmaceuticals). Prior to 1994, Dr. Perry held various management positions with Syntex Corporation, Schering-Plough Corporation and BioResearch Laboratries, Inc. Dr. Perry holds a Doctor of Veterinary Medicine, a Ph.D. in Biomedical Pharmacology and a B.Sc. in Physics from the University of Guelph, Ontario, Canada. He is also a graduate of the International Management Program at Harvard Business School.

Michael K. Jackson was appointed Interim Chief Financial Officer in August 2010. Mr. Jackson also is Controller of the Company (since 2003) and, prior to his appointment as Interim Chief Financial Officer, served as Senior Director, Finance of the Company (since 2008). Prior to joining the Company, Mr. Jackson served as Controller for Xylo, Inc., an internet development company, from 2001 to 2003 and as Director, Finance Operations at Spacelabs Medical, a public medical device company, from 1998 to 2001. From 1992 to 1998, Mr. Jackson served as Controller for Ride, Inc., a public recreational consumer products company. Prior to that, Mr. Jackson served in increasingly senior finance and accounting roles with high technology firms, Ernst & Young and Price Waterhouse. Mr. Jackson is a certified public accountant and received his M.B.A. in finance and B.S. in mathematics from Brigham Young University.

EXECUTIVE COMPENSATION

2010 SUMMARY COMPENSATION TABLE

The following table sets forth all compensation earned by each of the named executive officers for the fiscal years ended December 31, 2010 and, where applicable, 2009. Columns required by SEC rules are omitted in this table and the table following it where there is no amount to report.

Name & Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)		Option Awards ($)(2)	All Other Compensation ($)(3)		Total ($)
Ronald A. Martell	2010	440,214	1,028,000	(5)	—	—		1,468,214
Chief Executive Officer, Former President and Chief Operating Officer(4)	2009	347,789	727,000		—	—		1,074,789

Michael S. Perry, DVM, PhD	2010	338,234	18,000		582,000	—		938,234
President and Chief Medical Officer(6)

Michael K. Jackson	2010	169,387	205,622		—	500		375,509
Interim Chief Financial Officer(7)	2009	162,307	81,151		—	500		243,958

Gerald McMahon, PhD	2010	45,806	90,000		—	525,829	(9)	661,635
Chairman, Former Chief Executive Officer(8)	2009	446,719	—		—	500		447,219

Gregory L. Weaver	2010	174,007	290,000		—	249,828	(11)	713,835
Former Chief Financial Officer and Senior Vice President, Finance(10)	2009	250,599	—		345,180	500		596,279

(1)	The amounts reported in the Salary column represent the base salary earned by each named executive officer in the year indicated. No incentive bonus awards were paid for 2010 or 2009.

(2)	The amounts reported in the Stock Awards column and the Option Awards column represent the grant date fair value of such awards, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (FASB ASC Topic 718). See Note 10, “Share-based Compensation,” of the notes to the consolidated financial statements in our Annual Report on Form 10-K for the assumptions used in determining the amounts for option awards. The grant date fair value for restricted stock units (RSUs) was computed based on the closing price of our common stock on the grant date as reported on The Nasdaq Global Market.

(3)	Except as noted otherwise, the amounts reported in the All Other Compensation column represent company contributions to our 401(k) plan.

(4)	Mr. Martell served as President and Chief Operating Officer from May 7, 2007 until February 5, 2010, when he was promoted to Chief Executive Officer. Mr. Martell also serves on our board of directors.

(5)	Among the stock awards granted to Mr. Martell in 2010 was an RSU for 250,000 shares, with a grant date fair value of $103,750 on June 9, 2010, half of which award was forfeited when the performance goals for that portion of the award were not met. Additional information is set forth below in “Narrative Disclosure to 2010 Summary Compensation Table.”

(6)	Dr. Perry joined the company as President and Chief Medical Officer on February 5, 2010.

(7)	Mr. Jackson became Interim Chief Financial Officer on August 6, 2010.

(8)	On February 5, 2010, Dr. McMahon left the position of Chief Executive Officer and Mr. Martell was appointed as Chief Executive Officer. Dr. McMahon remains non-executive Chairman of the board of directors. The compensation Dr. McMahon received for director services in 2010 following his termination of service as Chief Executive Officer is set forth in the applicable columns of this table and also in “Director Compensation—2010 Director Compensation Table.”

(9)	This amount includes severance benefits to Dr. McMahon under his severance agreement dated as of February 24, 2009. Under this agreement, Dr. McMahon was eligible to receive $446,702 in severance pay and $24,209 in continued medical and dental insurance benefits. In addition, he received $24,135 of accrued vacation. This amount also includes a company contribution of $217 to our 401(k) plan and $30,566 in director fees for 2010 director service.

(10)	Mr. Weaver left the company on August 6, 2010.

(11)	This amount includes severance benefits to Mr. Weaver under his severance agreement dated as of February 18, 2009. Under this agreement, Mr. Weaver was eligible to receive $217,508 in severance pay and $18,157 in continued medical and dental insurance benefits. In addition, he received $13,663 of accrued vacation. This amount also includes a company contribution of $500 to our 401(k) plan.

Narrative Disclosure to 2010 Summary Compensation Table

The following provides additional information about the compensation reported in the 2010 Summary Compensation Table and the compensation arrangements with our named executive officers.

We have entered into a severance agreement and, except for Mr. Jackson, a change of control agreement with each of our named executive officers, the terms of which are described in greater detail below under “Termination of Employment or Change of Control.”

Ronald A. Martell.    In connection with Mr. Martell’s promotion to Chief Executive Officer in February 2010, we amended his severance and change of control agreements to provide additional executive benefits. His severance agreement was amended to increase the amount payable upon a termination of employment by the company without cause or by Mr. Martell for good reason from 75% to 100% of base salary and to extend eligibility for continued medical and dental benefits from nine months to 12 months. His change of control agreement was amended to increase the amount of severance payable upon a termination of employment without cause or by Mr. Martell for good reason, in each case within two years of a change of control, from 100% to 200% of base salary and to extend eligibility for continued medical and dental benefits from 12 months to 18 months. The terms “good reason,” “cause” and “change of control” are defined below under “Termination of Employment or Change of Control.”

The severance agreement provides that Mr. Martell is an at-will employee. In all cases, as a condition to receiving any severance payment under either agreement, Mr. Martell must execute a general release of claims against the company in a form satisfactory to the company in its sole discretion.

In connection with Mr. Martell’s promotion to Chief Executive Officer in February 2010, he received a salary increase to $450,000. Mr. Martell also was granted an RSU on June 9, 2010 for 250,000 shares. Fifty percent of the RSU vests annually over four years, subject to continued employment. The remaining 50% of the RSU was scheduled to commence vesting over four years based upon achievement by the company of one of the following two milestones by December 31, 2010: (a) completion of a corporate partnering transaction or (b) completion of a capital raise to fund operations. The board compensation committee determined that the performance metrics were not satisfied by December 31, 2010, and that portion of the RSU terminated. Mr. Martell also was granted an RSU on April 9, 2010 for 325,000 shares and an RSU on February 4, 2010 for 292,208 shares. Additional information about these grants is provided below in this section under “2004 Plan.”

Michael S. Perry.    In February 2010, we entered into severance and change of control agreements with Dr. Perry in connection with his commencement of employment as President and Chief Medical Officer.

Dr. Perry’s annual base salary was set at $375,000, and Dr. Perry was granted a stock option under the 2004 Plan to purchase 500,000 shares of common stock. The option’s exercise price was equal to 100% of the closing price of our common stock on the grant date. The option vests 25% on the one-year anniversary of the grant date and thereafter in equal monthly installments over the next three years, subject to Dr. Perry’s continued service to the company. Dr. Perry also was granted an RSU on April 20, 2010 for 15,000 shares, half of which was vested on the grant date and half of which vested in 2010, per its terms, when the company timely finalized, with Dr. Perry’s assistance and supervision, the 2010 brochure for picoplatin.

Michael K Jackson.    In connection with Mr. Jackson’s appointment as Interim Chief Financial Officer in August 2010, his annual base salary was increased to $180,000, and he became eligible for an annual cash bonus under the company’s Management Incentive Plan of up to 20% of his annual base salary. Mr. Jackson was granted an RSU on April 9, 2010 for 38,000 shares and an RSU on February 4, 2010 for 105,391 shares. Additional information about these grants is provided below in this section under “2004 Plan.”

Gerald McMahon.    Dr. McMahon served as our Chief Executive Officer until February 5, 2010. Upon his termination, in accordance with the terms of his severance agreement, he received severance pay equal to 100% of his 2010 annual base salary, totaling $466,702 payable in the form of salary continuation for one year following the date of termination. In addition, he received continued medical and dental insurance benefits for twelve months valued at approximately $24,209. In connection with his termination, Dr. McMahon executed a general release of claims against the company. Dr. McMahon’s outstanding options granted prior to his termination as Chief Executive Officer continue to vest in accordance with their original vesting schedules while he continues to serve as Chairman of the board.

Gregory L. Weaver.    Mr. Weaver served as our Chief Financial Officer until August 6, 2010 and, in accordance with the terms of his severance agreement, he received severance pay equal to 75% of his 2010 annual base salary, totaling $217,508 payable in the form of salary continuation for nine months following the date of termination. In addition, he received continued medical and dental insurance benefits for nine months valued at approximately $18,157. The RSU for 188,312 shares granted to Mr. Weaver on February 4, 2010 also accelerated in vesting pursuant to its terms, which provided that in the event of termination by the company without cause, the RSU would become fully vested. In connection with his termination, Mr. Weaver executed a general release of claims against the company.

2010 Annual Incentive Bonuses under Management Incentive Plan

Our executive officers are eligible to receive annual cash incentive awards under our Management Incentive Plan, based on the level of accomplishment of pre-established annual corporate goals. For 2010, the board compensation committee established three goals to support the company’s operational and strategic objectives:

•	establishment of a corporate partnering or strategic transaction;

•	FDA regulatory review related to picoplatin; and

•	raising sufficient capital to fund operations.

The relative weight assigned to each of the foregoing goals was 50%, 25% and 25%, respectively. For 2010 only, the bonus eligibility for executive officers was increased by 50% from 2009 levels because no annual bonuses were awarded for 2009. As adjusted for this increase, the maximum payout for achievement of corporate goals was as set forth below:

Title	Percentage of Annual Base Salary Eligible for an Incentive Payout
CEO	75%
President	52.5%
Other Executives (CFO, Senior Vice President, Vice President)	30% - 45%, as designated in each case by the compensation committee

For 2010, the compensation committee determined that the foregoing goals were not achieved and, accordingly, no payouts were awarded to the executive officers for 2010 under the Management Incentive Plan.

2004 Plan

Our 2004 Plan authorizes the issuance of stock options, restricted stock and RSUs to our employees, officers, directors, agents, consultants, advisors and independent contractors.

During 2010, the company continued to grant equity-based awards predominantly in the form of RSUs and granted RSUs to all employees on two occasions during 2010. On February 4, 2010, the company awarded retention RSUs as an incentive for future performance to all current employees, including all the named executive officers employed as of that date (excluding Dr. Perry, who commenced employment as of February 5, 2010, and Dr. McMahon, who ceased employment as of February 5, 2010). Each employee received an RSU for that number of shares equal in value to the employee’s then annual base salary, based on the company’s closing stock price on February 4, 2010 of $1.54 per share. These RSUs vested and were payable in shares of common stock on December 31, 2010.

On April 9, 2010, RSUs also were granted to all current employees holding stock options with exercise prices above $2.50. The number of RSUs granted was approximately 75% of the then Black-Scholes value of the outstanding options. Dr. Perry and Mr. Weaver were not eligible to receive these RSU grants, based on the exercise prices of their outstanding options. These RSUs vest 50% on each of the first two anniversaries of April 9, 2010, subject to continued employment through those dates and subject to earlier acceleration of vesting upon termination of employment by the company without cause, described below under the heading “Termination of Employment or Change of Control.”

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2010

The following table provides information about unexercised stock options and unvested stock awards held by the named executive officers as of December 31, 2010. As a result of Mr. Weaver’s termination of employment in August 2010, he held no outstanding equity awards at December 31, 2010 and is not listed in the table below.

			Option Awards				Stock Awards
			Number of Securities Underlying Unexercised Options (#)(1)		Option Exercise Price ($)	Option Expiration Date(2)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
Name	Grant Date		Exercisable	Unexercisable
Ronald A. Martell	6/26/2006	(4)	8,333	—	6.00	6/26/2016
	5/7/2007	(5)	716,667	83,333	6.87	5/7/2017
	1/3/2008		54,688	20,312	4.18	1/3/2018
	12/18/2008		37,500	37,500	1.78	12/18/2018
	10/6/2009	(6)					75,000	39,000
	4/9/2010	(7)					325,000	169,000
	6/9/2010	(8)					125,000	65,000

Michael S. Perry DVM, PhD	2/5/2010	(5)	—	500,000	1.60	2/5/2020

Michael K. Jackson	7/31/2003	(5)	1,000	—	16.74	7/31/2013
	5/18/2004		999	—	15.00	5/18/2014
	3/9/2005		666	—	7.44	3/9/2015
	4/29/2006		2,000	—	7.50	4/29/2016
	6/16/2006		2,000	—	6.48	6/16/2016
	7/11/2006		5,833	—	5.04	7/11/2016
	9/13/2006		7,500	—	3.66	9/13/2016
	2/7/2007		17,250	750	5.98	2/7/2017
	2/27/2007		36,317	2,364	5.97	2/27/2017
	12/7/2007		13,500	4,500	4.50	12/7/2017
	12/18/2008		9,000	9,000	1.78	12/18/2018
	4/9/2010	(7)					38,000	19,760

Gerald McMahon, PhD	5/18/2004		91,666	—	15.00	5/18/2014
	1/24/2005		33,332	—	12.90	1/24/2015
	4/29/2006		83,333	—	7.50	4/29/2016
	6/16/2006		83,333	—	6.48	6/16/2016
	6/16/2006	(9)	141,666	25,000	6.48	6/16/2016
	9/13/2006	(10)	263,070	21,330	3.66	9/13/2016
	2/7/2007		150,938	6,562	5.98	2/7/2017
	5/31/2007	(11)	231,875	68,125	8.14	5/31/2017
	1/3/2008		91,146	33,854	4.18	1/3/2018
	12/18/2008		62,500	62,500	1.78	12/18/2018
	6/9/2010	(12)					108,434	56,386

(1)	Unless otherwise noted, the options listed in this column vest in equal monthly installments over four years from grant date.

(2)	All options expire ten years from the grant date.

(3)	The closing price of our common stock on December 31, 2010 was $0.52 per share.

(4)	Mr. Martell was granted this option for service on the board of directors prior to his employment. This grant vested 50% one year after the grant date and 50% on the second year after the grant date.

(5)	The option vests 25% one year after the grant date and thereafter in equal monthly installments over the next three years.

(6)	The RSU vests 25% on each of the four anniversaries of the grant date, except that up to 100% of the RSU may accelerate in vesting upon achievement of certain milestones that occur prior to two years from the grant date. Milestones are defined generally as (a) a major partnering transaction with respect to picoplatin or (b) FDA regulatory review related to picoplatin.

(7)	This RSU vests 50% one year after the grant date and 50% on the second year after the grant date.

(8)	This RSU vests 50% on each of the first four anniversaries of the grant date, and the remaining 50% of the RSU was scheduled to commence vesting over four years subject to achievement of specific performance goals. These specific performance goals were determined not to have been achieved by December 31, 2010, and this portion of the RSU terminated.

(9)	The option vests on the seven-year anniversary of the date of grant, subject to accelerated vesting, of up to 25% in each year to the extent Dr. McMahon achieves the performance goals established under the annual incentive awards program, at the discretion of the equity awards subcommittee of the board compensation committee. As a result of achievement of performance goals, the option was accelerated as to 33,333 shares in 2007 (as credit for achievement of 2006 corporate goals) and 66,667 shares in 2008 (as credit for achievement of 2007 and 2008 corporate goals). No portion of the option was accelerated during 2009; however, in 2010, the option was accelerated as to 41,666 shares based on achievement of 2009 performance goals. No portion of the option was accelerated based on achievement of 2010 goals.

(10)	The option vests 50% in equal monthly installments over the first four years from the grant date and 50% on the seven-year anniversary of the grant date. Vesting of the second 50% of the option granted is subject to accelerated vesting of up to 25% in each year to the extent of the company’s actual achievement of annual performance goals established under the annual incentive awards program, at the discretion of the equity awards subcommittee of the board compensation committee. As a result of achievement of performance goals, the second 50% of the option was accelerated as to 28,440 shares in 2007 (as credit for achievement of 2006 corporate goals) and as to 56,880 shares in 2008 (as credit for achievement of 2007 and 2008 corporate goals). No portion of the option was accelerated during 2009; however, in 2010, the second 50% of the option was accelerated as to 35,550 shares based on the extent of achievement of 2009 corporate goals. No portion of the option was accelerated based on achievement of 2010 performance goals.

(11)	The option vests 50% in equal monthly installments over the first four years from the date of grant and 50% on the seven-year anniversary of the date of grant. Vesting of the second 50% of the option is subject to accelerated vesting of up to 25% in each year to the extent of the company’s actual achievement of the annual performance goals established under the annual incentive awards program, at the discretion of the equity awards subcommittee of the board compensation committee. As a result of achievement of performance goals, the second 50% of the option was accelerated as to 60,000 shares through 2008. No portion of the option was accelerated during 2009; however, in 2010, the second 50% of the option was accelerated as to 37,500 shares based on the extent of achievement of 2009 performance goals. No portion of the option was accelerated based on achievement of 2010 performance goals.

(12)	This RSU was granted for director services and is described in the section entitled “Director Compensation.”

Termination of Employment or Change of Control

We have entered into severance agreements with each of our named executive officers and have also entered into change of control agreements with each of our named executive officers, except Mr. Jackson. Each of Dr. McMahon and Mr. Weaver received severance payments and benefits in connection with their termination of employment during 2010, pursuant to the terms of their severance agreements for a termination without cause. The amounts received are set forth above in the “All Other Compensation” column of the 2010 Summary Compensation Table. Except for amounts paid under their severance agreements, the terms of Dr. McMahon’s and Mr. Weaver’s severance agreements are substantially similar to the description of the severance agreements below.

Severance Agreements.    Under the severance agreements with each of Mr. Martell, Dr. Perry and Mr. Jackson, if the executive’s employment is terminated by the company without “cause” or if the executive resigns for “good reason,” he will be entitled to receive the following benefits:

•	earned but unpaid base salary and accrued but unpaid vacation pay otherwise payable under the company’s standard policy;

•

severance pay equal to a percentage of current annual base salary, payable in the form of salary continuation following the date of termination (100% of base salary for Mr. Martell, 75% for Dr. Perry and 50% for Mr. Jackson);

•

continued medical and dental insurance benefits for the time period set forth in the executive’s agreement, or until such earlier time as the executive qualifies for comparable insurance benefits from another employer (12 months for Mr. Martell, 9 months for Dr. Perry and 6 months for Mr. Jackson); and

•	if applicable, reimbursement of excise taxes.

Cash severance is paid in the form of salary continuation, payable at normal payroll intervals following the date of termination. Each severance agreement has an initial one-year term that can be renewed automatically for successive one-year periods unless either party gives nine months’ prior notice of non-renewal.

As a condition to receiving any severance payment or benefit under the agreement, an executive must execute a general release of claims against the company in a form satisfactory to the company in its sole discretion. The executive is also subject to nondisclosure covenants set forth in the agreement. To the extent that severance payments and benefits under the change of control agreements described below are payable to the executive, benefit payments will be coordinated so that executives do not receive the same payment or benefit under both of the agreements.

The severance agreements generally define “cause” as a clear refusal to carry out any of the executive’s material lawful duties or any directions of the board or senior management of the company reasonably consistent with those duties; a persistent failure to carry out any of the executive’s lawful duties after reasonable notice and an opportunity to correct the failure; violation by the executive of a state or federal criminal law involving the commission of a crime against the company or any other crime involving moral turpitude; the executive’s current abuse of alcohol or controlled substances; deception, fraud, misrepresentation or dishonesty by the executive; any incident materially compromising the executive’s reputation or ability to represent the company with investors, customers or the public; or any material violation by the executive of the severance agreement, subject to certain notice and opportunity-to-cure provisions set forth in the agreements.

“Good reason” generally includes a material reduction of the executive’s annual base salary below the level in effect on the date of the agreement, regardless of any change in duties or responsibilities; the assignment to the executive of any duties materially inconsistent with or resulting in a material diminution of his position, authority, duties or responsibilities (excluding actions of the company not taken in bad faith and promptly remedied); requiring the executive to be based at any office or location more than 50 miles from the city in which the executive currently is employed; the company’s failure to properly assign the executive’s severance agreement to a successor entity; or any other material violation by the company of the severance agreement, subject to certain notice and opportunity-to-cure provisions set forth in the agreements.

Each severance agreement provides that employment is “at will.” The severance agreement and employment terminate automatically upon death or total disability of the executive. “Total disability” is defined as the executive’s inability to perform his essential duties for a period or periods aggregating 12 weeks in any 365 day period as a result of physical or mental illness, loss of legal capacity or any cause beyond his control, unless the executive is granted a leave of absence by our board of directors.

Change of Control Agreements.    The change of control agreements with each of Mr. Martell and Dr. Perry provide for certain payments and benefits if, within two years following a change of control of the company, the executive’s employment with the company is terminated without “cause” or the executive terminates his employment for “good reason.” In such case, each of Mr. Martell and Dr. Perry is entitled to receive:

•	earned but unpaid base salary and accrued but unpaid vacation pay otherwise payable under the company’s standard policy;

•	an amount equal to the annual performance bonus (prorated for the number of days served during the year of termination);

•

continued medical and dental insurance benefits for the time period set forth in the executive’s change of control agreement, or until such earlier time as the executive qualifies for comparable insurance benefits from another employer (18 months for Mr. Martell and 12 months for Dr. Perry);

•	severance pay equal to 100% of the annual performance bonus;

•	severance pay equal to a percentage of annual base salary (200% for Mr. Martell and 100% for Dr. Perry); and

•	full acceleration of stock option vesting.

All cash severance amounts are generally payable in a lump sum within ten working days of the date of termination. Sums payable with respect to an annual performance bonus are based on the average bonus paid or payable during the three prior fiscal years (or any shorter period of employment). The change of control agreements also provide for reimbursement of any excise taxes payable by the executive as a consequence of the payments or benefits received under the change of control agreement or any benefit plan of the company.

Each change of control agreement runs for an initial one-year term and renews automatically for successive one-year periods unless either party gives 90 days’ prior written notice of non-renewal. If a change of control occurs, each agreement automatically runs for a period of two additional years.

As a condition to receiving any severance payment or benefit under the agreement, an executive must execute a general release of claims against the company in a form satisfactory to the company in its sole discretion. The executive is also subject to nondisclosure covenants set forth in the agreement. To the extent that severance payments and benefits under the severance agreements described above are payable to the executive, benefit payments will be coordinated so that executives do not receive the same payment or benefit under both of the agreements.

A “change of control” under the agreements is generally deemed to occur upon the following events: the incumbent board members (or persons nominated or appointed by incumbent board members) fail to hold a majority of the seats on the company’s board of directors; an acquisition by a person or group of related persons of beneficial ownership of 20% or more of the outstanding common stock or voting power of the company, if such acquisition is not approved in advance by a majority of the incumbent directors (subject to certain exceptions); an acquisition by a person or group of related persons of beneficial ownership of 33% or more of the outstanding common stock or voting power of the company, if such acquisition is approved in advance by a majority of the incumbent directors (subject to certain exceptions); or shareholder approval of certain mergers, consolidations or reorganizations of the company, the liquidation or dissolution of the company, or certain sales of all or substantially all of the assets of the company (subject to certain exceptions).

The definitions of “cause” and “good reason” under the change of control agreements are substantially the same as those in the executive severance agreements described above.

Each change of control agreement provides that employment is “at will.” The change of control agreement and employment terminate automatically upon death or total disability of the executive. “Total disability” is defined as the executive’s inability to perform his essential duties for a period or periods aggregating 12 weeks in any 365 day period as a result of physical or mental illness, loss of legal capacity or any cause beyond his control, unless the executive is granted a leave of absence by our board of directors

2004 Plan.    In addition to the change of control agreements, the 2004 Plan provides for accelerated vesting of options and other equity awards upon a “corporate transaction,” which is defined in the 2004 Plan as a merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation of the company as a result of which shareholders of the company receive cash, stock or other property in exchange for or in connection with their shares of common stock. No acceleration occurs under the 2004 Plan in a merger in which the holders of common stock immediately prior to the merger have the same proportionate ownership of common stock in the surviving corporation after the merger, a reincorporation or the creation of a holding company.

Certain RSUs granted to employees, including certain of the named executive officers, provide for accelerated vesting in the event of termination without cause by the company. RSUs granted on April 9, 2010 to each of Mr. Martell and Mr. Jackson provide that upon termination of employment by the company without cause, the RSUs will accelerate in vesting as though vesting had been calculated on a monthly basis, based on the number of full months of employment with the company from the grant date to the effective date of termination. The outstanding RSU granted to Mr. Martell on June 9, 2010 has a similar provision. “Cause” is generally defined for purposes of the RSU grants as fraud, conduct prohibited by law (except minor violations), misconduct, dishonesty, or unauthorized use or disclosure of confidential information.

DIRECTOR COMPENSATION

For 2010, our nonemployee directors received an annual fee of $20,000 for service on the board of directors, together with a fee of $2,000 for each in-person board meeting attended. Payment for attendance at telephonic board meetings was $500 for up to one hour, $1,000 for one to two hours and $1,500 for more than two hours. Nonemployee directors also received a fee of $500 for attendance at each meeting of a committee on which they served. The audit committee chair received an annual retainer in 2010 of $10,000, and each audit committee member received a 2010 annual retainer of $6,000. The chairs of the compensation committee and the nominating and corporate governance committee each received an annual retainer in 2010 of $6,500. The members of each of the compensation committee and the nominating and corporate governance committee received a 2010 annual retainer of $4,000. We also reimburse each of our nonemployee directors for reasonable travel expenses incurred in connection with attending board and committee meetings.

Prior to 2010, our nonemployee directors also received annual stock option grants under our Stock Option Grant Program for Nonemployee Directors (the NED Program), which was administered under our 2004 Plan. Effective for 2010, the board of directors terminated the NED Program, and in lieu of annual stock option grants, the nonemployee directors received their 2010 annual equity award in the form of RSUs under our 2004 Plan. RSUs were granted to each of the nonemployee directors for 72,289 shares, which was equal to the number of shares having a fair market value of $60,000 on the June 9, 2010 grant date (based on the closing price of our common stock on that date). The RSUs vest 50% on the date of the first two annual meeting of shareholders that occurs after the 2010 annual meeting of shareholders, subject to continued service as a director of the company on each vest date. Dr. McMahon was granted an additional RSU for 35,145 shares for service as Chairman of the board and Dr. Dickson was granted an additional RSU for 23,855 shares for service as lead independent director, both of which grants vest according to the same vesting schedule for the other RSUs granted to the nonemployee directors in 2010. The RSUs will fully vest immediately prior to any corporate transaction, as defined in the 2004 Plan.

In April 2009, the company entered into a consulting agreement with Mr. Lyons prior to his commencement of service as a nonemployee director on July 7, 2009. As amended on July 11, 2009, the consulting agreement provides that Mr. Lyons will be paid a monthly payment of $20,000 (pro-rated for partial months of service). In addition, pursuant to the terms of the consulting agreement, Mr. Lyons was granted on July 11, 2009 an RSU for 170,000 shares, in exchange for his business development consulting services to the company. The RSU vests 50% on each of the first two anniversaries of the grant date, subject to 100% accelerated vesting upon the achievement of either a partnering transaction or a corporate transaction, generally as defined in the 2004 Plan. The consulting agreement was subsequently amended, effective March 11, 2010, to provide that Mr. Lyons will be paid $10,000 per month (pro-rated for any partial months) for providing 25% of full-time business development consulting services to the company.

2010 DIRECTOR COMPENSATION TABLE

The following table presents information relating to total compensation of directors for the fiscal year ended December 31, 2010.

Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)(4)	All Other Compensation ($)		Total ($)
Robert S. Basso	58,500	60,000	—		118,500
Fred B. Craves, PhD	34,000	60,000	—		94,000
E. Rolland Dickson, MD	50,500	79,800	—		130,300
Carl S. Goldfischer, MD	33,500	60,000	—		93,500
Robert M. Littauer	56,500	60,000	—		116,500
Gary A. Lyons	36,000	60,000	140,939	(5)	236,939
Gerald McMahon, PhD	30,556	90,000			120,556
Nicholas J. Simon III	43,500	60,000	—		103,500
David R. Stevens, PhD	47,000	60,000	—		107,000

(1)	Mr. Martell, our Chief Executive Officer, is not included in this table because, as an employee of the company during 2010, he did not receive separate compensation for his services as a director. The compensation received by Mr. Martell as an executive officer of the company is shown in the 2010 Summary Compensation Table. The amounts set forth above for Dr. McMahon are amounts received for director services following his termination of employment with the company in February 2010.

(2)	Includes all annual retainer fees, committee member and committee chair fees, and meeting fees earned for 2010. All annual retainer fees are paid to board members, committee members and committee chairs semi-annually in advance of services, rather than in arrears. Accordingly, retainer fees for the first half of calendar 2010 were paid in December 2009 and retainer fees for the second half of the 2010 calendar year were paid in June 2010. Retainer fees paid in December 2010 for services during the first half of 2011 are not included.

(3)	The amounts reported in the Stock Awards column represent the grant date fair value of such awards, computed in accordance with FASB ASC Topic 718. The grant date fair value for RSUs granted was based on the closing price of our common stock on the grant date, as reported on The Nasdaq Global Market. The RSUs vest 50% on the date of the 2011 annual meeting of shareholders and the remaining 50% vest on the date of the 2012 annual meeting of shareholders, subject to continued service as a director to the company.

(4)	At December 31, 2010, each director named in the table held options for the following number of shares: Mr. Basso: 60,000; Dr. Craves: 107,495; Dr. Dickson: 130,828; Dr. Goldfischer: 132,495; Mr. Littauer: 95,831; Mr. Lyons: 30,000; Dr. McMahon: 1,450,230; Mr. Simon: 53,333; and Dr. Stevens: 95,831. Each director named in the table also held RSUs for the following number of shares: Mr. Basso: 72,289; Dr. Craves: 72,289; Dr. Dickson: 96,144; Dr. Goldfischer: 72,289; Mr. Littauer: 72,289; Mr. Lyons: 157,289; Dr. McMahon: 108,434; Mr. Simon: 72,289; and Dr. Stevens: 72,289.

(5)	Reflects fees paid to Mr. Lyons during 2010 in connection with services provided under his consulting agreement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership, as of April 11, 2011, of the company’s common stock by (i) each person known by the board of directors to beneficially own more than 5% of the outstanding common stock, (ii) each director and nominee for director, (iii) our chief executive officer and each executive officer named in the Summary Compensation Table, and (iv) all executive officers and directors as a group. Except as otherwise indicated, we believe that the beneficial owners of the shares listed below have sole investment and voting power with respect to the shares.

Name and Address of Beneficial Owner	Common Shares Beneficially Owned(1)	Percent of Common Shares Outstanding(2)
MPM BioVentures III, L.P., MPM BioVentures III-QP, L.P, MPM BioVentures III GmbH & Co. Beteiligungs KG, MPM BioVentures III Parallel Fund, L.P. and MPM Asset Management Investors 2005 BVIII LLC(3)	8,036,371	13.2%
The John Hancock Tower 200 Clarendon Street, 54th Floor Boston, MA 02116

Bay City Capital Fund IV, L.P. and Bay City Capital Fund IV Co-Investment Fund, L.P., Bay City Capital Management IV LLC and Bay City Capital LLC(4)	5,530,957	9.2%
750 Battery Street, Suite 400 San Francisco, CA 94111

Gerald McMahon(5)	1,348,402	2.2%

Robert S. Basso(6)	93,645	*

Fred B. Craves(7)	5,870,900	9.7%

E. Rolland Dickson(8)	168,483	*

Carl S. Goldfischer(9)	5,670,430	9.4%

Robert M. Littauer(10)	124,476	*

Gary A. Lyons(11)	136,145	*

Ronald A. Martell(12)	1,472,032	2.5%

Nicholas J. Simon, III(13)	8,072,516	13.3%

David R. Stevens(14)	144,294	*

Michael S. Perry(15)	293,667	*

Michael K. Jackson(16)	194,271	*

Directors and executive officers as a group (12 persons)(17)	19,666,477	30.4%

*	Less than 1%

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock owned as of April 11, 2011 and shares of common stock which are issuable within 60 days of April 11, 2011, including pursuant to options, RSUs or warrants to purchase common stock, are deemed beneficially owned for computing the percentage of the person holding such securities, but are not considered outstanding for purposes of computing the percentage of any other person.

(2)	Based on 59,118,115 shares of common stock outstanding on April 11, 2011.

(3)	Includes 1,627,289 shares of common stock issuable upon exercise of warrants and 45,833 shares of common stock subject to options issuable within 60 days. MPM BioVentures III GP, L.P and MPM BioVentures III LLC (MPM III LLC) are the direct and indirect general partners of MPM BioVentures III-QP, L.P., MPM BioVentures III, L.P., BioVentures III Parallel Fund, L.P. and MPM BioVentures III GmbH & Co. Beteiligungs KG (the MPM III Funds). Luke Evnin, Ansbert Gadicke, Nicholas Galakatos, Dennis Henner, Nicholas J. Simon III, Michael Steinzmetz and Kurt Wheeler are members of MPM III LLC and MPM Asset Management Investors 2005 BVIII LLC (AM 2005) and exercise voting and investment control over the securities owned by the MPM III Funds and AM 2005. Each such individual disclaims beneficial ownership of the securities held by the MPM III Funds and AM 2005. Mr. Simon is a director of the company and the record holder of the option shares beneficially owned by the MPM Funds and AM 2005.

(4)	Includes 976,373 shares of common stock issuable upon exercise of warrants. Bay City Management is general partner to Bay City Capital Fund IV, L.P. and Bay City Capital Fund IV Co-Investment Fund, L.P (the BCC Funds) and has voting and investment control over the securities held by the BCC Funds. Such control is exercised by BCC as a manager of Bay City Management. Fred B. Craves and Carl S. Goldfischer, directors of the company, are managers of Bay City Management and members and managing directors of BCC. Dr. Craves and Dr. Goldfischer each disclaims beneficial ownership of the securities held by the BCC Funds.

(5)	Includes 1,274,577 shares of common stock subject to options exercisable within 60 days and 54,217 shares subject to time-based RSUs that vest within 60 days

(6)	Includes 52,500 shares of common stock subject to options exercisable within 60 days and 36,145 shares subject to time-based RSUs that vest within 60 days.

(7)	Includes 4,554,584 shares of common stock beneficially owned by the BCC Funds, 976,373 shares of common stock subject to warrants owned by BCC Funds (see note (4) above), 99,995 shares of common stock subject to options held by Dr. Craves exercisable within 60 days and 36,145 shares subject to time-based RSUs held by Dr. Craves that vest within 60 days. Dr. Craves disclaims beneficial ownership of the securities held by the BCC Funds.

(8)	Includes 119,578 shares of common stock subject to options exercisable within 60 days and 48,072 shares subject to time-based RSUs that vest within 60 days.

(9)	Includes 4,554,584 shares of common stock beneficially owned by the BCC Funds, 976,373 shares of common stock subject to warrants owned by BCC Funds (see note (4) above), and 99,995 shares of common stock subject to options held by Dr. Goldfischer exercisable within 60 days and 36,145 shares subject to time-based RSUs held by Dr. Goldfischer that vest within 60 days. Dr. Goldfischer disclaims beneficial ownership of the securities held by the BCC Funds.

(10)	Consists of 88,331 shares of common stock subject to options exercisable within 60 days and 36,145 shares subject to time-based RSUs that vest within 60 days.

(11)	Consists of 15,000 shares of common stock subject to options exercisable within 60 days and 121,145 shares subject to time-based RSUs that vest within 60 days.

(12)	Consists of 917,709 shares of common stock subject to options exercisable within 60 days and 31,250 shares subject to time-based RSUs that vest within 60 days.

(13)	Consists of 6,363,249 shares of common stock beneficially owned by the MPM Funds and AM 2005, 1,627,289 shares of common stock subject to warrants owned by the MPM Funds and AM 2005 (see note (3) above), and 45,833 shares of common stock subject to options held by Mr. Simon exercisable within 60 days and 36,145 shares subject to time-based RSUs held by Mr. Simon that vest within 60 days. Mr. Simon disclaims beneficial ownership of the securities held by the MPM Funds and AM 2005.

(14)	Includes 88,331 shares of common stock subject to options exercisable within 60 days and 36,145 shares subject to time-based RSUs that vest within 60 days.

(15)	Consists of 166,667 shares of common stock subject to options exercisable within 60 days.

(16)	Consists of 103,304 shares of common stock subject to options exercisable within 60 days.

(17)	Includes 2,603,662 shares of common stock issuable upon exercise of warrants and 3,071,820 shares of common stock subject to options exercisable within 60 days and 471,551 shares subject to time-based RSUs that vest within 60 days.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS WITH MANAGEMENT

In accordance with its charter, the audit committee is responsible for the review, approval or ratification of any transaction or series of transactions with a director or senior officer of the company, a director nominee, a principal shareholder of the company, or any such person’s immediate family members or affiliates in which the aggregate amount involved exceeds $120,000 (the current SEC disclosure threshold amount) or is otherwise disclosable under applicable rules and regulations of the SEC. Absent exceptional circumstances, transactions available to all company employees generally and/or transactions involving compensation approved, or recommended for approval, by the board compensation committee are excluded from this policy. The audit committee will consider relevant facts and circumstances of each case, including the risks, costs and benefits to the company and our shareholders, the terms of the transaction, and the availability of other sources for comparable services or products. Any member of the audit committee who is a related person with respect to a transaction under review cannot participate in the deliberations or vote respecting approval or ratification of the transaction.

BCC, an affiliate of Bay City Management, is financial advisor to and indirectly controls the BCC Funds, which were among the investors in our $65 million equity financing that closed on April 26, 2006 and our $70 million public offering that closed on April 30, 2007. Two of our directors, Fred B. Craves and Carl S. Goldfischer, are managing directors of BCC and possess capital and carried interests in the BCC Funds. Nicholas J. Simon, a company director, is affiliated with the MPM Funds and AM 2005, which also were investors in the 2006 financing and the 2007 public offering, and possesses capital and carried interests in the MPM Funds and AM 2005. The audit committee reviewed and approved or ratified the 2006 equity financing and the 2007 public offering and related transactions.

During 2010, Gary A. Lyons, a director of the company, received compensation for consulting services to the company in the amount of $140,400, pursuant to a consulting agreement dated April 1, 2009, as amended, between the company and Mr. Lyons. The consulting agreement, as amended, was approved by the board compensation committee and therefore did not require review, approval or ratification by the board audit committee under the policy described above. Please refer to the 2010 Director Compensation Table above for additional information regarding total compensation paid to Mr. Lyons and other company directors during 2010.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and certain officers, and persons who beneficially own more than 10% of our outstanding common stock, to file with the SEC initial reports of ownership and reports of changes in their beneficial ownership of our common stock. Directors, policymaking officers and greater-than-10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of the forms we received, or written representations from certain reporting persons that no such forms were required for those persons, we believe that during 2010 all filing requirements of Section 16(a) applicable to directors, executive officers and greater-than-10% shareholders were complied with by such persons, except that one Form 4 report relating to the issuance of common shares upon the vesting of an RSU held by Ronald A. Martell, our chief executive officer, was filed late.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(PROPOSAL 2)

The audit committee has appointed Ernst & Young LLP to serve as our independent registered public accounting firm to conduct an audit of our accounts for fiscal year 2011. Ernst & Young also served as our independent registered public accounting firm for fiscal year 2010.

Selection of our independent registered public accounting firm is not required to be submitted to a vote of the shareholders for ratification by our bylaws or otherwise. However, the board of directors has elected to submit the selection of Ernst & Young as our independent registered public accounting firm to shareholders for ratification as a matter of good corporate practice. If the shareholders fail to vote on an advisory basis in favor of the appointment, the audit committee will reconsider whether to retain Ernst & Young, and may retain that firm or another without resubmitting the matter to our shareholders. Even if shareholders vote on an advisory basis in favor of the appointment, the audit committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the company and our shareholders.

Representatives of Ernst & Young are expected to be present at the annual meeting. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Required Vote

The proposal to ratify the appointment of Ernst & Young as our independent registered public accounting firm for 2011 will be approved if the number of votes cast “FOR” of the proposal exceeds the number of votes cast “AGAINST” the proposal. Absentions and broker non-votes will not be counted in the tabulation of votes cast on the proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR PROPOSAL 2.

Change of Principal Accounting Firm

On May 22, 2009, our board of directors, based on the audit committee’s recommendation, dismissed KPMG LLP as the company’s independent registered public accountants and approved the engagement of Ernst & Young to serve as the company’s independent registered public accountants for the fiscal year 2009.

The audit reports of KPMG on the consolidated financial statements of the company for the years ended December 31, 2008 and 2007 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle, except for KPMG’s report dated March 16, 2009, which contained an explanatory paragraph that cited certain conditions that raised substantial doubt about the company’s ability to continue as a going concern. The audit reports of KPMG on the effectiveness of internal control over financial reporting as of December 31, 2008 and 2007 did not contain any adverse opinion or disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

During the company’s fiscal years ended December 31, 2008 and 2007 and the subsequent interim period through May 22, 2009, there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to KPMG’s satisfaction, would have caused KPMG to make reference to the subject matter of such disagreements in connection with its reports on the company’s consolidated financial statements for such years.

There were no “reportable events,” as defined in Item 304(a)(1)(v) of Regulation S-K, during the company’s fiscal years ended December 31, 2008 and 2007 and the subsequent interim period through May 22, 2009.

The company provided KPMG with a copy of the above disclosures prior to its filing with the SEC and requested KPMG to furnish the company with a letter addressed to the SEC stating whether or not KPMG agrees with the above statements. A copy of KPMG’s letter dated May 26, 2009 was furnished to the SEC as an exhibit to the company’s Form 8-K filed on May 26, 2009.

During the company’s fiscal years ended December 31, 2008 and 2007 and the subsequent interim period through May 22, 2009, neither the company nor anyone on its behalf consulted Ernst & Young regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the company’s financial statements, and no written report or oral advice of Ernst & Young was provided to the company that Ernst &Young concluded was an important factor considered by the company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a disagreement or reportable event as defined in Regulation S-K, Items 304(a)(1)(iv) and Item 304(a)(1)(v), respectively.

Principal Accounting Fees and Services

The aggregate fees billed for professional services rendered by Ernst & Young for fiscal years 2010 and 2009 were as follows:

	Year Ended December 31,
	2010	2009
Audit Fees(1)	$284,850	$301,350
Tax Fees(2)	71,182	34,487
Other Services(3)	514,541	—

(1)	Audit Fees consist of fees for the audit of our financial statements for fiscal years 2010 and 2009, respectively, and reviews of our quarterly financial statements.

(2)	Tax Fees consist of fees for a study of tax issues under Section 382 of the Code.

(3)	Other Services consist of fees for tax and accounting review and support. The audit committee has considered and believes the provision of non-audit services is compatible with maintaining the independence of Ernst & Young.

Audit Committee Pre-Approval Policy

The audit committee of the board of directors has adopted a policy for the pre-approval of all audit and non-audit services provided by our independent accountants. The policy is designed to ensure that the provision of these services does not impair the accountants’ independence. Under the policy, any services provided by the independent accountants, including audit, audit-related, tax and other services, must be specifically pre-approved by the audit committee. The audit committee may delegate pre-approval authority to one or more of its members. The audit committee does not delegate responsibilities to pre-approve services performed by the independent accountants to management. All audit and tax services provided by Ernst & Young in 2010 and 2009 were pre-approved by the audit committee. The audit committee has considered and believes the provision of non-audit services is compatible with maintaining the independence of Ernst &Young in the conduct of its audit.

Report of the Audit Committee

The audit committee of the board of directors serves as the representative of the board for general oversight of our financial accounting and reporting process, system of internal control, audit process, and process for monitoring compliance with laws and regulations. Management has primary responsibility for preparing our financial statements, our internal controls and our financial reporting process. Our independent registered public accounting firm, Ernst & Young, is responsible for performing an independent audit of our consolidated financial statements in accordance with U.S. generally accepted auditing principles and issuing their report.

In this context, the audit committee has reviewed and discussed the audited consolidated financial statements with management. The audit committee has discussed with Ernst & Young the matters required to be discussed by Statement on Accounting Standards No. 61, Communications with Auditors, as amended, and as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The audit committee also has received the written disclosures and the letter from Ernst & Young required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with Ernst & Young that firm’s independence. Based on the reviews and discussions referred to above, the audit committee recommended to the company’s board of directors that the audited financial statements be included in the company’s annual report on Form 10-K for the year ended December 31, 2010.

Submitted by the audit committee of the board of directors:

Robert M. Littauer, Chair

David R. Stevens

Robert S. Basso

APPROVAL OF AMENDMENT OF ARTICLES OF INCORPORATION TO EFFECT A

REVERSE STOCK SPLIT OF THE COMPANY’S OUTSTANDING COMMON STOCK AT AN EXCHANGE RATIO BETWEEN 1-FOR-15 AND 1-FOR-25, AS DETERMINED BY THE BOARD OF DIRECTORS

(PROPOSAL 3)

Overview

The board of directors has unanimously approved an amendment to the company’s amended and restated articles of incorporation (the Articles) to effect a reverse stock split of Poniard’s outstanding common shares at a ratio of not less than 1-for-15 and not more than 1-for-25, with the exact ratio to be set by the board in its sole discretion. The amendment would not change the number of authorized shares of common stock set forth in the Articles. The reverse stock split is being undertaken with the primary objective of enabling the company to continue the listing of its common stock on The Nasdaq Capital Market.

The proposal to amend the Articles includes a range of exchange ratios for the reverse stock split because it is not possible to predict market conditions at the time the reverse stock split would be implemented. If shareholders approve this proposal, the board will be authorized (but not required) to implement, on or before August 1, 2011, a reverse stock split at a ratio within the range. The board would set the ratio for the reverse stock split in an amount it determines is advisable and in the best interests of the company and our shareholders considering relevant market conditions at the time the reverse stock split is to be implemented. No further action on the part of the shareholders would be required to effect the reverse stock split. The board reserves the right not to proceed with the reverse stock split if, after shareholder approval, the board determines in its sole discretion that the reverse stock split is no longer in the best interests of the company and our shareholders.

The board believes that the availability of a range of reverse stock split ratios will provide it with the flexibility to implement the reverse stock split in a manner designed to maximize the anticipated benefits to the company and our shareholders. In determining the ratio, following receipt of shareholder approval, the board may consider, among other things:

•	our ability to regain compliance with the Nasdaq $1.00 minimum bid price requirement and maintain long-term listing of our common stock on The Nasdaq Capital Market;

•	the historical prices and trading volume of our common stock;

•	the then–prevailing trading price and trading volume of our common stock and the anticipated impact of the reverse stock split on the trading market for our common stock;

•	prevailing general market and economic conditions;

•	strategic alternatives potentially available to the company, including possible sources of financing and/or strategic transactions to fund our continued operations; and

•	the number of shares of common stock outstanding.

The board intends to select a reverse stock split ratio that it believes would enable us to maintain our common stock listing on The Nasdaq Capital Market at a market price that provides reasonable assurance of such continued listing and sufficient latitude to address the company’s strategic objectives. Our company currently is exploring strategic alternatives potentially available to us to optimize shareholder value and support our continuing operations. One such alternative may be the merger of a company not currently listed on Nasdaq with and into Poniard. In such case, if the merger results in a “change of control” of Poniard within the meaning of applicable Nasdaq listing rules, a minimum closing bid price of at least $4.00 per share would be required to list the company’s post-merger common stock on The Nasdaq Capital Market. In order to provide critical strategic flexibility, the board plans to select a reverse stock split ratio that it believes would allow the company to achieve and maintain a minimum $4.00 per share closing bid price. As of the date of this proxy statement, the company has no agreement or other commitment to undertake any specific strategic transaction, and there can be no assurance that any transaction will be completed or what the nature and terms of any such transaction will be. We do not plan to release additional information about the status of our review of strategic alternatives until a definitive agreement is entered into or the process is otherwise completed.

The shareholders are being asked to approve the articles of amendment to our Articles in substantially the form attached as Annex A to this proxy statement. If the shareholders approve such amendment, they will be authorizing the board to file articles of amendment with the Secretary of State of the State of Washington (the Secretary of State) to implement, on or before August 1, 2011, a reverse stock split at a ratio determined by the board, within the limits set forth in this Proposal 3. The reverse stock split would become effective at 5:00 p.m., Pacific Time, on the date of the filing of the articles of amendment with the Secretary of State, or such other date and time specified in the articles of amendment accepted for filing by the Secretary of State.

Regain and Maintain Compliance with Nasdaq Listing Requirements

Our common stock currently is quoted on The Nasdaq Capital Market under the symbol “PARD.” On July 20, 2010, when our stock was listed on The Nasdaq Global Market (Global Market), we received a letter from Nasdaq stating that the minimum bid price of our common stock had been below $1.00 per share for 30 consecutive business days and that we no longer met the minimum bid price requirement of the Global Market. We were provided an initial period of 180 calendar days, or until January 18, 2011, to regain compliance. We transferred the listing of our common stock from the Global Market to The Nasdaq Capital Market on December 17, 2010, at which time we were afforded the remainder of the initial compliance period. On January 19, 2011, we received a letter from Nasdaq notifying us that we had been granted an additional 180 calendar day period, or until July 18, 2011, to regain compliance with the $1.00 minimum bid price requirement. As a condition to granting the additional compliance period, we were required to provide Nasdaq written notice of our intention to cure the bid price deficiency during the additional compliance period by effecting a reverse stock split, if necessary.

To regain compliance, the closing bid price of our common stock must meet or exceed $1.00 per share for at least ten consecutive business days during the additional compliance period. If we do not demonstrate compliance by July 18, 2011, we will receive written notification from the Nasdaq Listing Qualifications Staff that our common stock will be delisted. At that time we will have the right to appeal the Staff’s determination to a Nasdaq Hearings Panel and provide a plan of compliance.

The delisting of our common stock may result in the trading of our common stock on the over-the-counter markets such as the OTC Bulletin Board or the OTC Market Group’s OTC Link. Delisting could have a material adverse effect on the liquidity and market price of our common stock as such alternatives generally are considered less efficient markets. The impairment of liquidity of our common stock could limit our potential to raise future capital through the sale of our common stock and our ability to enter into strategic transactions, which could material harm our ability to continue as a going concern.

Our common stock has not achieved a closing bid price of more than $1.00 since June 4, 2010, and on April [—], 2011, the last reported sale price of our common stock was $[—] per share. As discussed in “Overview” above, the board plans to select a reverse stock split ratio that it believes would allow our common stock to achieve and maintain a minimum $4.00 closing bid price in order to provide the board critical flexibility in exploring potential strategic alternatives.

Potential Increased Investor Interest

The board of directors believes that the increased market price of our common stock expected as a result of implementing a reverse stock split would improve the marketability of our common stock and encourage interest and trading in our common stock. A reverse stock split could allow a broader range of institutions to invest in our stock, such as funds that are prohibited from buying stocks whose price is below a certain threshold, potentially increasing the trading volume and liquidity of our common stock. A reverse stock split may help increase analyst and broker interest in our common stock, as their policies can discourage them from following or recommending companies with low stock prices. Because of the trading volatility often associated with low-priced stocks, many brokerage houses and institutional investors have adopted internal policies and practices that either prohibit or discourage them from investing in such stocks or recommending them to their customers. Some of those policies and practices also may function to make the processing of trades in low-priced stocks economically unattractive to brokers. Additionally, because brokers’ commissions on transactions in low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of our common stock can result in individual shareholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher.

Principal Effects of the Reverse Stock Split

Reduction in Number of Shares of Outstanding Common Stock

At the effective time of the reverse stock split, each shareholder would own fewer shares of our common stock. However, the reverse stock split would affect all of our common shareholders uniformly and would not affect any common shareholder’s percentage ownership interest in Poniard, except to the extent that the reverse stock split results in any of our shareholders owning a fractional share as described below. Proportionate voting rights and other rights of holders of our common stock would not be affected by the reverse stock split (other than as a result of the payment of cash in lieu of fractional shares as described more fully below). For example, a holder of two percent of the voting power of the outstanding shares of common stock immediately prior to reverse stock split would continue to hold two percent of the voting power of the outstanding shares of common stock immediately after the reverse stock split. The number of common shareholders of record would not be affected by the reverse stock split (except to the extent that any common shareholder holds only a fractional share interest and receives cash for such interest after the reverse stock split). However, the reverse stock split will increase the number of shareholders of Poniard who own “odd lots” of less than 100 shares of our common stock. Brokerage commissions and other costs of transactions in odd lots may be higher than the costs of transactions of more than 100 shares of common stock.

No Change in Number of Authorized Shares of Common Stock; Increase in Common Shares Available for Future Issuance

The reverse stock split would not impact the number of the company’s authorized shares of common stock. As a result, the proportion of shares owned by our shareholders relative to the number of shares authorized for issuance would decrease, and the additional authorized shares of common stock would be available for issuance at such times and for such purposes as the board deems advisable without further action by our shareholders, except as required by applicable laws and regulations. Because our common stock is traded on The Nasdaq Capital Market, shareholder approval generally must be obtained under applicable Nasdaq listing rules prior to the issuance of shares for certain purposes, including the issuance of shares of Poniard common stock equal to or greater than 20% of the then outstanding common shares in connection with a private refinancing or an acquisition or merger.

We will require substantial additional capital to support our future operations and drug development program. If we are unable to successfully raise sufficient additional capital, through strategic transactions with third parties and/or future securities financings, we may be forced to explore liquidation alternatives, including seeking protection from creditors through the application of bankruptcy laws. The board believes that the availability of additional common shares for future issuance will provide us with important flexibility to address our business needs and exploring strategic alternatives potentially available to us, including a merger with or acquisition by another company, the sale or licensing of our company assets, a partnership, and/or recapitalization of our company. The future issuance of a substantial number of additional common shares would have a dilutive effect on existing shareholders and may adversely affect the market price of our common stock.

Change in Number of Shares and Exercise Prices of Outstanding Equity Incentive Awards and Warrants

The reverse stock split would reduce the number of shares of common stock available for issuance under our Amended and Restated 2004 Incentive Compensation Plan, which is the only plan from which we currently make new equity awards, in proportion to the exchange ratio of the reverse stock split. With respect to outstanding stock options to purchase our common stock, the reverse stock split would effect a reduction of the number shares of common stock subject to such outstanding stock options proportional to the exchange ratio of the reverse stock split (rounded down to the nearest whole share) and would effect a proportional increase in the exercise price of such outstanding stock options (rounded up to the nearest whole cent). With respect to outstanding RSUs, the reverse stock split would reduce the number of shares subject to such outstanding RSUs proportional to the exchange ratio of the reverse stock split (rounded down to the nearest whole share). No cash payments will be made to holders of equity awards with respect to such rounding.

Outstanding warrants issued in connection with financing activities generally will be adjusted as described in the foregoing, subject to such other adjustments as may be provided in the applicable warrant agreement.

Change in Number of Common Shares Issuable upon Conversion of Series 1 Preferred Shares

The reverse stock split would result in a proportional decrease in the number of shares issuable to holders of outstanding shares of our Series 1 $2.4357 convertible exchangeable preferred stock (Series 1 Preferred Shares) upon any conversion of the Series 1 Preferred Shares into common stock. The reverse stock split will not change the number of Series 1 Preferred Shares outstanding or the rights and preferences of such shares. The number of authorized shares of preferred stock and the number of preferred shares designated as Series 1 Preferred Shares would not be impacted by the reverse stock split.

The following table contains approximate information relating to our common stock under certain of the possible exchange ratios based on share information as of April 11, 2011:

	Pre Reverse Stock Split	1-for-15	1-for-20	1-for-25
Authorized Shares	200,000,000	200,000,000	200,000,000	200,000,000
Shares Outstanding	59,118,115	3,941, 207	2,955,905	2,364,724
Shares reserved for future issuance pursuant to conversion of Series 1 preferred stock	78,768	5,251	3,938	3,150
Shares reserved for future issuance pursuant to outstanding warrants	4,372,131	291,475	218,606	174,885
Shares reserved for future issuance pursuant to outstanding awards under equity incentive plans	9,331,322	622,087	466,565	373,252
Shares reserved for future issuance pursuant to awards available for grant under equity incentive plans	884,893	58,992	44,244	35,395
Shares Available for Future Issuance	126,214,771	195,080,988	196,310,742	197,048,594

Regulatory Effects

Our common stock is currently registered under Section 12(b) of the Exchange Act, and we are subject to the periodic reporting and other requirements of the Exchange Act. The reverse stock split would not affect the registration of our common stock under the Exchange Act or our obligation to publicly file financial and other information with the SEC. If the proposed reverse stock split is implemented, our common stock will continue to trade on The Nasdaq Capital Market under the symbol “PARD,” although Nasdaq would add the letter “D” to the end of the trading symbol for a period of 20 trading days to indicate that the reverse stock split has occurred.

Potential Anti-Takeover Effects of a Reverse Stock Split

The proposed reverse stock split is not part of any plan to adopt a series of amendments having an anti-takeover effect, and the board presently does not intend to propose anti-takeover measures in future proxy solicitations. Subject to the limitations of Washington law and the Nasdaq listing rules, it may be possible to use the additional shares of common stock that would become available for issuance if the reverse stock split is approved to oppose a hostile takeover attempt or delay or prevent changes of control of the company or changes in or removal of our management, including transactions that are favored by a majority of the independent shareholders or in which the shareholders might otherwise receive a premium for their shares over then-current market prices or benefit in some other manner. For example, our board could, without further shareholder approval, strategically sell shares of our common stock in a private transaction to purchasers who would oppose a takeover or favor our current board of directors. The reverse stock split is not being proposed in response to any effort, nor are we aware of any effort, to accumulate shares of our common stock or obtain control of the company.

No Going Private Transaction

Notwithstanding the decrease in the number of outstanding shares following the reverse stock split, our board does not intend for this transaction to be the first step in a series of plans or proposals constituting a “going private transaction” within the meaning of Rule 13e-3 of the Exchange Act.

Certain Risks Associated with the Reverse Stock Split

The proposed reverse stock split may not increase our stock price, and there is no assurance that we will be able to achieve or maintain compliance with The Nasdaq Capital Market listing requirements.

The board expects that a reverse stock split of our common stock would increase the market price of our common stock so that we are able to achieve and maintain compliance with the Nasdaq minimum bid price listing standard. However, the effect of a reverse stock split upon the market price of our common stock cannot be predicted with any certainty, and the history of similar stock splits for companies in like circumstances is varied. It is possible that the per share price of our common stock after the reverse stock split will not rise in proportion to the reduction in the number of shares of our common stock outstanding resulting from the reverse stock split, and there can be no assurance that the market price per post-split share will meet or remain in excess of the $1.00 minimum bid price for a sustained period of time.

There are numerous risks and uncertainties that could affect the value of our common stock after the reverse stock split. In addition to risks and uncertainties related directly to our company, including our cash position, the results of our current review of strategic alternatives, our ability to execute a strategic transaction on favorable terms (if at all), the status of our drug development program, the results of our clinical trials, our financial condition and reported results of operations, and our ability to retain key personnel, the market price of our common stock may be affected by conditions in the capital markets and the general economic environment. If the market price of our common stock declines after the reverse stock split, our total market capitalization (the aggregate value of all of our outstanding common shares at the then existing market price) after the reverse stock split may be lower than before the reverse stock split. In such case, we may be unable to fund our activities, resulting in reductions in our stockholders’ equity. In addition to the minimum bid price, there are other requirements for continued listing on The Nasdaq Capital Market, including the requirement that we maintain stockholders’ equity of at least $2.5 million. If we are unable to comply with the stockholders’ equity requirement, we may be delisted from The Nasdaq Capital Market, even if the post-split market price of our common stock meets or remains in excess of the minimum bid price requirement.

The reverse stock split may decrease the trading market for our stock.

Because the reverse stock split would reduce the number of shares of common stock available in the public market, the trading market for and/or the overall valuation of our common stock may be harmed, particularly if the stock price does not increase as a result of the reverse stock split. This could result in increased volatility and adversely affect our liquidity.

The market price of our common stock following the reverse split may not generate increase interest in our common stock by institutional investors and, consequently, the trading liquidity of our common stock may not improve.

There is no assurance that a reverse stock split in the range proposed will generate any increased interest in our common stock by institutional investors, investment funds, advisors or broker-dealers or that the per share market price of our common stock will satisfy the trading guidelines of such investors. As a result, the trading liquidity of our common stock may not necessarily improve following the reverse stock split.

Implementation of the Reverse Stock Split

Effective Time of the Reverse Stock Split

If the reverse stock split is approved by our shareholders, the board will effect the reverse stock split only if it determines that the reverse stock split continues to be in the best interests of the company and our shareholders. The reverse stock split would be implemented by filing articles of amendment to our Articles with the Secretary of State. The articles of amendment would contain the reverse stock split ratio selected by our board within the limits set forth in this Proposal 3. The reverse stock split would become effective at 5:00 p.m., Pacific Time, on the date of the filing of the articles of amendment with the Secretary of State, or such other date and time specified in the articles of amendment accepted for filing by the Secretary of State. At the effective time, shares of common stock issued and outstanding immediately prior thereto would be combined and converted, automatically and without any action on the part of the shareholders, into new shares of common stock in accordance with the exchange ratio contained in the articles of amendment. If our board does not implement the reverse stock split on or before August 1, 2011, shareholder approval again would be required prior to implementing a reverse stock split.

Treatment of Fractional Shares

No scrip or fractional shares would be issued if, as a result of the reverse stock split, a shareholder would become entitled to receive a fractional share. Instead, we would pay the shareholder, in cash, the value of any fractional share arising from the reverse stock split. The cash payment will equal the product obtained by multiplying (a) the fraction to which the shareholder would otherwise be entitled by (b) the per share closing sales price of our common stock on the trading day immediately preceding the effective date of the reverse stock split, as reported on The Nasdaq Capital Market. No transaction costs would be assessed to the shareholders for the cash payment. Shareholders will not be entitled to receive interest for their fractional shares.

After the reverse stock split, then-current shareholders would have no further interest in our company with respect to their fractional shares. A person otherwise entitled to a fractional share would not have any voting, dividend or other rights in respect of their fractional share except to receive the cash payment described above. Such cash payment would reduce the number of post-split shareholders to the extent that there are shareholders owning fewer than that number of pre-split shares within the exchange ratio that is determined by our board as described above. Reducing the number of post-split shareholders, however, is not the purpose of this proposal.

Shareholders who would be entitled to receive only a fractional share in the reverse stock split may be entitled to a judicial appraisal of the fair value of his or her fractional share, as described in the section below entitled “Dissenters’ Rights.”

Shareholders should be aware that we may be required, under applicable escheat laws, to pay sums due for fractional shares that are not claimed within a reasonable time after the effective time to the designated agent for certain jurisdictions This may be required by the laws of the State of Washington (under which the company is incorporated), the jurisdiction in which we have our principal executive offices, the jurisdiction in which the shareholder resides, or the jurisdiction where the funds will be deposited. Thereafter, shareholders otherwise entitled to receive such funds may have to seek to obtain them directly from the jurisdiction to which they were paid.

Beneficial Holders of Shares Registered in “Street Name”

Shareholders whose shares are held in “street name” through a bank, broker, custodian or other nominee, either as direct or indirect beneficial owners, would have their holdings electronically adjusted by their bank, broker, custodian or other nominee to give effect to the reverse stock split. These banks, brokers, custodians and other nominees may have different procedures for processing the reverse stock split than those put in place by us for registered shareholders (described below) and their procedures may result, for example, in differences in the precise cash amounts being paid by such nominees in lieu of fractional shares. Shareholders who hold shares of common stock with a bank, broker, custodian or other nominee and who have any question in this regard are encouraged to contact their banks, brokers, custodians and other nominees.

Registered “Book Entry” Holders of Common Stock

Certain of our registered holders of common stock may hold some or all of their shares electronically in book-entry form with our transfer agent, BNY Mellon Shareowner Services. These shareholders do not have stock certificates evidencing ownership of the common stock, but instead are provided statements reflecting the number of shares registered in their accounts.

Shareholders who hold common shares electronically in book-entry form with our transfer agent will not need to take action (the exchange will be automatic) to receive shares of post-split common stock. Any payments in lieu of fractional shares also will be processed by the transfer agent.

Holders of Certificated Common Stock

As soon as practicable after the effective time, BNY Mellon Shareowner Services, our transfer agent, acting as exchange agent, will mail to each shareholder of record (shareholders who hold their shares directly in their own name and not through a broker) transmittal forms to be used in forwarding certificates for surrender and exchange for new certificates representing the number of shares of our common stock that such shareholder is entitled to receive as a result of the reverse stock split. Upon receipt of a transmittal form, each shareholder should surrender the certificates representing our common stock prior to the reverse stock split in accordance with the transmittal instructions. Each shareholder who surrenders certificates will receive new certificates representing the whole number of shares of our common stock that he or she is entitled to as a result of the reverse stock split. If the stock certificate surrendered has a restrictive legend, the new certificate will be issued with the same restrictive legend. No new certificates will be issued to a shareholder until such shareholder has surrendered his or her outstanding certificates, together with the properly completed and executed transmittal form. Shareholders of record will receive a check from our transfer agent representing the cash amount due upon surrender to the exchange agent of the certificates representing any fractional shares.

SHAREHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATES AND SHOULD NOT SUBMIT ANY CERTIFICATES UNTIL REQUESTED TO DO SO.

Accounting Consequences

The par value per share of our common stock will remain unchanged at $0.02 per share after the reverse stock split. As a result, at the effective time of the reverse stock split, the stated capital on our consolidated balance sheet attributable to common stock would be reduced and the additional paid-in capital account would be increased by the amount by which the stated capital is reduced. Per share net loss would be increased because there would be fewer shares of our common stock outstanding. We do not anticipate that any other material accounting consequences would arise as a result of the reverse stock split.

Interests of Certain Persons in the Proposal

Our officers and directors have no substantial interests, directly or indirectly, in the proposed reverse stock split, except to the extent of their beneficial ownership of shares of our common stock. See the section of this proxy statement entitled “Security Ownership of Certain Beneficial Owners and Management.”

Dissenters’ Rights

Chapter 23B.13 of the Washington Business Corporation Act provides for dissenters’ rights for any amendment to our Articles that materially reduces the number of shares owned by a shareholder to a fraction of a share, if the fractional share created by the amendment is to be acquired by the company for cash. As a result, any shareholder who is entitled to receive only a fractional share in the reverse stock split may be entitled to a judicial appraisal of the fair value of his or her fractional share. In order to be entitled to appraisal rights under Chapter 23B.13, a shareholder must:

•	be within the class of shareholders who may be entitled to appraisal rights (i.e., those shareholders who would be entitled to receive only a fractional share);

•

deliver to the company, before the vote on the reverse stock split is taken, notice of the shareholder’s intention to demand appraisal of his or her fractional share if the reverse stock split is effected; and

•	not vote in favor of the reverse stock split.

A shareholder’s failure to vote in favor the proposed reverse stock split will not be sufficient to satisfy the notice requirements of the statute. Additionally, the shareholder must deliver the required notice before the vote occurs.

The foregoing summary of Chapter 23B.13 of the Washington Business Corporation Act does not purport to be complete and is qualified in its entirety by reference to the full text of Chapter 23B.13, which is set forth as Annex B attached to this proxy statement. Shareholders entitled to dissenters’ rights who fail to comply completely and on a timely basis with all requirements of Chapter 23B.13 will not be entitled to demand payment for their fractional share under the statute.

SHAREHOLDERS WHO WISH TO ASSERT THEIR DISSENTERS’ RIGHTS ARE URGED TO CONSULT LEGAL COUNSEL FOR ASSISTANCE IN EXERCISING THEIR RIGHTS.

Certain U.S. Federal Income Tax Consequences of the Reverse Stock Split

The following is a summary of important tax considerations of the proposed reverse stock split. It addresses only shareholders who hold the pre-reverse split shares and post-reverse split shares as capital assets (generally, property held for investment). It does not purport to be complete and does not address shareholders subject to special rules, such as financial institutions, tax-exempt organizations, insurance companies, dealers in securities, mutual funds, foreign shareholders, shareholders who hold the pre-reverse stock split shares as part of a straddle, hedge, or conversion transaction, shareholders who hold the pre-reverse stock split shares as qualified small business stock within the meaning of Section 1202 of the Code, shareholders who are subject to the alternative minimum tax provisions of the Code, or shareholders who acquired their pre-reverse split shares pursuant to the exercise of employee stock options or otherwise as compensation. This summary is based upon current law, which may change, possibly even retroactively. It does not address tax considerations under state, local, foreign, and other laws.

We have not obtained a ruling from the Internal Revenue Service or an opinion of legal or tax counsel with respect to the consequences of the reverse stock split. Each shareholder is advised to consult his or her own personal tax advisor as to his or her own particular facts and circumstances and also as to any estate, gift, state, local or foreign tax considerations.

The reverse stock split is intended to constitute a reorganization within the meaning of Section 368 of the Code. Assuming the reverse stock split qualifies as a reorganization, a shareholder generally will not recognize gain or loss on the reverse stock split, except to the extent of cash, if any, received in lieu of a fractional share interest in the post-reverse stock split shares. The aggregate tax basis of the post-reverse stock split shares received will be equal to the aggregate tax basis of the pre-reverse split shares exchanged therefor (excluding any portion of the holder’s basis allocated to fractional shares), and the holding period of the post-reverse stock split shares received will include the holding period of the pre-reverse stock split shares exchanged.

A holder of the pre-reverse stock split shares who receives cash generally will recognize gain or loss equal to the difference between the portion of the tax basis of the pre-reverse stock split shares allocated to the fractional share interest and the cash received. Such gain or loss will be a capital gain or loss and will be short-term if the pre-reverse stock split shares were held for one year or less and long-term if held more than one year. No gain or loss will be recognized by Poniard as a result of the reverse stock split.

The above discussion is not intended or written to be used for the purpose of avoiding U.S. federal tax penalties. It was written solely in connection with the proposal to authorize the board of directors of Poniard to approve the reverse stock split on the terms described herein.

Required Vote

Approval of the proposed amendment of our Articles to effect the reverse stock split requires the affirmative vote of the holders of a majority of the outstanding shares entitled to vote on the proposal. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” the proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR PROPOSAL 3.

APPROVAL OF ADJOURNMENT OF ANNUAL MEETING IF NECESSARY

TO SOLICIT ADDITIONAL PROXIES

(PROPOSAL 4)

Although not currently expected, the annual meeting may be adjourned to solicit additional proxies if there are not sufficient votes to approve the proposed amendment of our Articles to effect the reverse stock set out in Proposal 3. In that event, we may, among other alternatives, ask the common shareholders to consider adjournment of the meeting only as to Proposal 3 in order to solicit additional proxies for Proposal 3, but still ask the shareholders to elect the ten nominees names in the proxy statement to serve as directors and ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm in 2011.

In this proposal, we are asking you to authorize the holders of any proxy solicited by or on behalf of the board to vote in favor of granting discretionary authority to the proxies or attorneys-in-fact to adjourn the annual meeting for the purpose of soliciting additional proxies. If the shareholders approve the adjournment proposal, we could adjourn the annual meeting and any adjourned session of the annual meeting as to any or all of the proposals for the annual meeting and use the additional time to solicit additional proxies in favor of Proposal 3, including proxies from shareholders who have previously returned properly executed proxies or authorized a proxy by telephone number or via the Internet.

Required Vote

The proposal to adjourn the annual meeting, if necessary or appropriate, to solicit additional proxies for Proposal 3 will be approved if the number of votes “FOR” the proposal exceeds the number of votes cast “AGAINST” the proposal at the annual meeting. Abstentions and broker non-votes will not be counted in the tabulation of votes cast on the proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR PROPOSAL 4.

PROPOSALS OF SHAREHOLDERS

Shareholder proposals to be considered for inclusion in our proxy statement and form of proxy relating to our 2012 annual meeting of shareholders pursuant to Rule 14a-8 under the Exchange Act must be submitted in writing to our corporate secretary at our principal executive offices and received no later than December 29, 2011. The submission of a shareholder proposal does not guarantee that it will be included in the company’s proxy statement.

In addition, our restated bylaws require an eligible shareholder who wishes to submit a qualified proposal for consideration at an annual meeting of shareholders to deliver written notice to our corporate secretary in the manner required by the restated bylaws, not fewer than 60 nor more than 90 days prior to the date of the annual meeting (or, if we provide less than 70 days’ notice or prior public disclosure of the date of such meeting, not later than 10 days after the earlier of the date we mail our notice or the date we make our public disclosure).

The company reserves the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

OTHER BUSINESS

We know of no other business to be presented at the annual meeting. If any other business properly comes before the annual meeting, it is intended that the shares represented by proxies will be voted with respect thereto in accordance with the best judgment of the persons named as proxies.

HOUSEHOLDING OF PROXY MATERIALS

In accordance with notices previously sent to many shareholders who hold their shares through a broker, bank, or other holder of record and share a single address, only one annual report to shareholders and proxy statement is being delivered to that address unless contrary instructions from any shareholder at that address were received. This practice, known as “householding,” is intended to reduce our printing and postage costs. However, any such street name shareholder residing at the same address who wishes to receive a separate copy of this proxy statement or accompanying annual report to shareholders may request a separate copy by contacting the bank, broker or other holder of record of their shares, by contacting us by telephone at (650) 583-3774, or writing to Investor Relations, Poniard Pharmaceuticals, Inc., 750 Battery Street, Suite 330, San Francisco, CA 94111.

ANNUAL REPORT ON FORM 10-K

Upon written request from any shareholder, we will provide, at no cost, a copy of our annual report on Form 10-K as filed with the SEC for the year ended December 31, 2010. You should mail written requests to: Investor Relations, Poniard Pharmaceuticals, Inc., 750 Battery Street, Suite 330, San Francisco, CA 94111. Copies also may be obtained without charge through our web site at www.poniard.com, as well as the SEC’s web site at www.sec.gov.

BY ORDER OF THE BOARD OF DIRECTORS

Ronald A. Martell
Chief Executive Officer

April 27, 2011

San Francisco, California

Annex A

FORM OF AMENDMENT OF ARTICLES OF INCORPORATION TO EFFECT REVERSE STOCK SPLIT

Article V. Capital Stock, Subsection A, of the Amended and Restated Articles of Incorporation of Poniard Pharmaceuticals, Inc, as amended, is amended to add the following paragraph at the end thereof:

“At the effective time of these Articles of Amendment, every [**] outstanding shares of the corporation’s Common Stock shall be combined and reclassified into one share of Common Stock, par value $0.02 per share, of the corporation, thereby giving effect to a one-for-[**] reverse stock split (the “Reverse Split”). No fractional shares of Common Stock shall be issued in the Reverse Split; instead, shareholders who would otherwise be entitled to fractional shares will receive a cash payment in lieu of such fraction.”

**	Shareholders are being asked to approve the combination of any number of our pre-reverse stock split common stock between and including 15 and 25 into one share of our post-reverse split common stock. The articles of amendment filed with the Secretary of State of the State of Washington will include the action exchange ratio determined by the board of directors. The board of directors also may elect not to effect the reverse stock split, in which case the amendment will be abandoned.

A-1

Annex B

REVISED CODE OF WASHINGTON TITLE 23B

WASHINGTON BUSINESS CORPORATION ACT

CHAPTER 23B.13

DISSENTERS’ RIGHTS

RCW Sections

23B.13.010	Definitions.

23B.13.020	Right to dissent.

23B.13.030	Dissent by nominees and beneficial owners.

23B.13.200	Notice of dissenters’ rights.

23B.13.210	Notice of intent to demand payment.

23B.13.220	Dissenters’ rights—Notice.

23B.13.230	Duty to demand payment.

23B.13.240	Share restrictions.

23B.13.250	Payment.

23B.13.260	Failure to take action.

23B.13.270	After-acquired shares.

23B.13.280	Procedure if shareholder dissatisfied with payment or offer.

23B.13.300	Court action.

23B.13.310	Court costs and counsel fees.

23B.13.010 Definitions.    As used in this chapter:

(1) “Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(2) “Dissenter” means a shareholder who is entitled to dissent from corporate action under RCW 23B.13.020 and who exercises that right when and in the manner required by RCW 23B.13.200 through 23B.13.280.

(3) “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

(4) “Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

(5) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(6) “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(7) “Shareholder” means the record shareholder or the beneficial shareholder. [1989 c 165 § 140.]

23B.13.020 Right to dissent.    (1) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder’s shares in the event of, any of the following corporate actions:

(a) A plan of merger, which has become effective, to which the corporation is a party (i) if shareholder approval was required for the merger by RCW 23B.11.030, 23B.11.080, or the articles of incorporation, and the shareholder was entitled to vote on the merger, or (ii) if the corporation was a subsidiary that has been merged with its parent under RCW 23B.11.040;

(b) A plan of share exchange, which has become effective, to which the corporation is a party as the corporation whose shares have been acquired, if the shareholder was entitled to vote on the plan;

(c) A sale or exchange, which has become effective, of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder was entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

(d) An amendment of the articles of incorporation, whether or not the shareholder was entitled to vote on the amendment, if the amendment effects a redemption or cancellation of all of the shareholder’s shares in exchange for cash or other consideration other than shares of the corporation; or

(e) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(2) A shareholder entitled to dissent and obtain payment for the shareholder’s shares under this chapter may not challenge the corporate action creating the shareholder’s entitlement unless the action fails to comply with the procedural requirements imposed by this title, RCW 25.10.831 through 25.10.886, the articles of incorporation, or the bylaws, or is fraudulent with respect to the shareholder or the corporation.

(3) The right of a dissenting shareholder to obtain payment of the fair value of the shareholder’s shares shall terminate upon the occurrence of any one of the following events:

(a) The proposed corporate action is abandoned or rescinded;

(b) A court having jurisdiction permanently enjoins or sets aside the corporate action; or

(c) The shareholder’s demand for payment is withdrawn with the written consent of the corporation.

[2009 c 189 § 41; 2009 c 188 § 1404; 2003 c 35 § 9; 1991 c 269 § 37; 1989 c 165 § 141.]

23B.13.030 Dissent by nominees and beneficial owners.    (1) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in the shareholder’s name only if the shareholder dissents with respect to all shares beneficially owned by any one person and delivers to the corporation a notice of the name and address of each person on whose behalf the shareholder asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the dissenter dissents and the dissenter’s other shares were registered in the names of different shareholders.

(2) A beneficial shareholder may assert dissenters’ rights as to shares held on the beneficial shareholder’s behalf only if:

(a) The beneficial shareholder submits to the corporation the record shareholder’s consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights, which consent shall be set forth either (i) in a record or (ii) if the corporation has designated an address, location, or system to which the consent may be electronically transmitted and the consent is electronically transmitted to the designated address, location, or system, in an electronically transmitted record; and

(b) The beneficial shareholder does so with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote. [2002 c 297 § 35; 1989 c 165 § 142.]

23B.13.200 Notice of dissenters’ rights.    (1) If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is submitted for approval by a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this chapter and be accompanied by a copy of this chapter.

(2) If corporate action creating dissenters’ rights under RCW 23B.13.020 is submitted for approval without a vote of shareholders in accordance with RCW 23B.07.040, the shareholder consent described in RCW 23B.07.040(1)(b) and the notice described in RCW 23B.07.040(3)(a) must include a statement that shareholders are or may be entitled to assert dissenters’ rights under this chapter and be accompanied by a copy of this chapter. [2009 c 189 § 42; 2002 c 297 § 36; 1989 c 165 § 143.]

23B.13.210 Notice of intent to demand payment.    (1) If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights must (a) deliver to the corporation before the vote is taken notice of the shareholder’s intent to demand payment for the shareholder’s shares if the proposed corporate action is effected, and (b) not vote such shares in favor of the proposed corporate action.

(2) If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is submitted for approval without a vote of the shareholders in accordance with RCW 23B.07.040, a shareholder who wishes to assert dissenters’ rights must not execute the consent or otherwise vote such shares in favor of the proposed corporate action.

(3) A shareholder who does not satisfy the requirements of subsection (1) or (2) of this section is not entitled to payment for the shareholder’s shares under this chapter. [2009 c 189 § 43; 2002 c 297 § 37; 1989 c 165 § 144.]

23B.13.220 Dissenters’ rights—Notice.    (1) If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is authorized at a shareholders’ meeting, the corporation shall within ten days after the effective date of the corporate action deliver to all shareholders who satisfied the requirements of RCW 23B.13.210(1) a notice in compliance with subsection (3) of this section.

(2) If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is approved without a vote of shareholders in accordance with RCW 23B.07.040, the notice delivered pursuant to RCW 23B.07.040(3)(b) to shareholders who satisfied the requirements of RCW 23B.13.210(2) shall comply with subsection (3) of this section:

(3) Any notice under subsection (1) or (2) of this section must:

(a) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

(b) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(c) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters’ rights certify whether or not the person acquired beneficial ownership of the shares before that date;

(d) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date the notice in subsection (1) or (2) of this section is delivered;

(e) Be accompanied by a copy of this chapter. [2009 c 189 § 44; 2002 c 297 § 38; 1989 c 165 § 145.]

23B.13.230 Duty to demand payment.    (1) A shareholder sent a notice described in RCW 23B.13.220 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to RCW 23B.13.220(2)(c), and deposit the shareholder’s certificates, all in accordance with the terms of the notice.

(2) The shareholder who demands payment and deposits the shareholder’s share certificates under subsection (1) of this section retains all other rights of a shareholder until the proposed corporate action is effected.

(3) A shareholder who does not demand payment or deposit the shareholder’s share certificates where required, each by the date set in the notice, is not entitled to payment for the shareholder’s shares under this chapter. [2002 c 297 § 39; 1989 c 165 § 146.]

23B.13.240 Share restrictions.    (1) The corporation may restrict the transfer of uncertificated shares from the date the demand for payment under RCW 23B.13.230 is received until the proposed corporate action is effected or the restriction is released under RCW 23B.13.260.

(2) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until the effective date of the proposed corporate action. [2009 c 189 § 45; 1989 c 165 § 147.]

23B.13.250 Payment.    (1) Except as provided in RCW 23B.13.270, within thirty days of the later of the effective date of the proposed corporate action, or the date the payment demand is received, the corporation shall pay each dissenter who complied with RCW 23B.13.230 the amount the corporation estimates to be the fair value of the shareholder’s shares, plus accrued interest.

(2) The payment must be accompanied by:

(a) The corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(b) An explanation of how the corporation estimated the fair value of the shares;

(c) An explanation of how the interest was calculated;

(d) A statement of the dissenter’s right to demand payment under RCW 23B.13.280; and

(e) A copy of this chapter. [1989 c 165 § 148.]

23B.13.260 Failure to take action.    (1) If the corporation does not effect the proposed corporate action within sixty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release any transfer restrictions imposed on uncertificated shares.

(2) If after returning deposited certificates and releasing transfer restrictions, the corporation wishes to undertake the proposed corporate action, it must send a new dissenters’ notice under RCW 23B.13.220 and repeat the payment demand procedure. [2009 c 189 § 46; 1989 c 165 § 149.]

23B.13.270 After-acquired shares.    (1) A corporation may elect to withhold payment required by RCW 23B.13.250 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

(2) To the extent the corporation elects to withhold payment under subsection (1) of this section, after the effective date of the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter’s demand. The corporation shall send with its offer an explanation of how it estimated the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter’s right to demand payment under RCW 23B.13.280. [2009 c 189 § 47; 1989 c 165 § 150.]

23B.13.280 Procedure if shareholder dissatisfied with payment or offer.    (1) A dissenter may deliver a notice to the corporation informing the corporation of the dissenter’s own estimate of the fair value of the dissenter’s shares and amount of interest due, and demand payment of the dissenter’s estimate, less any payment under RCW 23B.13.250, or reject the corporation’s offer under RCW 23B.13.270 and demand payment of the dissenter’s estimate of the fair value of the dissenter’s shares and interest due, if:

(a) The dissenter believes that the amount paid under RCW 23B.13.250 or offered under RCW 23B.13.270 is less than the fair value of the dissenter’s shares or that the interest due is incorrectly calculated;

(b) The corporation fails to make payment under RCW 23B.13.250 within sixty days after the date set for demanding payment; or

(c) The corporation does not effect the proposed corporate action and does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

(2) A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter’s demand under subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter’s shares. [2009 c 189 § 48; 2002 c 297 § 40; 1989 c 165 § 151.]

23B.13.300 Court action.    (1) If a demand for payment under RCW 23B.13.280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(2) The corporation shall commence the proceeding in the superior court of the county where a corporation’s principal office, or, if none in this state, its registered office, is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(4) The corporation may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of the corporation, complied with the provisions of this chapter. If the court determines that such shareholder has not complied with the provisions of this chapter, the shareholder shall be dismissed as a party.

(5) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(6) Each dissenter made a party to the proceeding is entitled to judgment (a) for the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus interest, exceeds the amount paid by the corporation, or (b) for the fair value, plus accrued interest, of the dissenter’s after-acquired shares for which the corporation elected to withhold payment under RCW 23B.13.270. [1989 c 165 § 152.]

23B.13.310 Court costs and counsel fees.    (1) The court in a proceeding commenced under RCW 23B.13.300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under RCW 23B.13.280.

(2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(a) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of RCW 23B.13.200 through 23B.13.280; or

(b) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by chapter 23B.13 RCW.

(3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited. [1989 c 165 § 153.]

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the shareholder meeting date.

PONIARD PHARMACEUTICALS, INC.

750 BATTERY STREET, SUITE 330

SAN FRANCISCO, CA 94111

ATTN: MICHAEL K. JACKSON

INTERNET http://www.proxyvoting.com/pard Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR
TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

▼  FOLD AND DETACH HERE  ▼

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	Please mark blocks below in blue or black ink as follows:	☒

PONIARD PHARMACEUTICALS, INC.

The Board of Directors recommends that you vote FOR the following:	FOR ALL	WITHHOLD authority to vote for all nominees named below	WITHHOLD authority to vote for nominees indicated below
1. ELECTION OF TEN DIRECTORS	☐	☐	☐

Nominees:

01) Gerald McMahon		06) Robert M. Littauer
02) Robert S. Basso		07) Ronald A. Martell
03) Fred B. Craves		09) David R. Stevens
04) E. Rolland Dickson		08) Nicholas J. Simon III
05) Carl S. Goldfischer		10) Gary A Lyons

To WITHHOLD AUTHORITY for any individual nominee, strike a line through the nominee’s name in the list above

Instruction for Cumulative Voting for Directors: To cumulate votes for directors as explained in the Proxy Statement, do NOT mark “FOR ALL,” “WITHHOLD authority to vote for all nominees named below,” or “WITHHOLD authority to vote for nominees indicated below”. Instead, write your instruction as to the number of votes cast for each in the space provided next to each nominee’s name above. The total votes cast must not exceed ten times the number of shares that you own. If you wish to cumulate your votes, you must use the proxy card method of voting, rather than voting by telephone or the Internet. In order to request paper copies of the proxy materials, including a proxy card, please follow the instruction included in the Notice of Internet Availability.

The Board of Directors recommends that you vote FOR the following proposals:		FOR	AGAINST	ABSTAIN

2.	Proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2011.	☐	☐	☐

3.	Proposal to approve the amendment of the Company’s Amended and Restated Articles of Incorporation to effect a reverse stock split of the Company’s outstanding common stock at an exchange ratio between 1-for-15 and 1-for-25, as determined by the Company’s Board of Directors	☐	☐	☐

4.	Proposal to approve the adjournment of the Annual Meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve Proposal 3.	☐	☐	☐

NOTE: The proxies are authorized to vote in their discretion upon other matters that may properly come before the meeting or any adjournments or postponements thereof.

	Yes	No	Mark Here for Address Change or Comments SEE REVERSE	☐
Please indicate if you plan to attend this meeting.	☐	☐

Please sign below exactly as your name or names appear on your stock certificate. When shares are held jointly, each person should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. An authorized person should sign on behalf of corporations, partnerships and associations and give his or her title.

Signature	Name/Title	Date

You can now access your Poniard Pharmaceuticals, Inc. account online.

Access your Poniard Pharmaceuticals, Inc. account online via Investor ServiceDirect® (ISD).

BNY Mellon Shareowner Services, the transfer agent for Poniard Pharmaceuticals, Inc., now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends

• View certificate history	• Make address changes

• View book-entry information	• Obtain a duplicate 1099 tax form

Visit us on the web at http://www.bnymellon.com/shareowner/equityaccess

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at:

http://bnymellon.mobular.net/bnymellon/pard

▼  FOLD AND DETACH HERE  ▼

PROXY

PONIARD PHARMACEUTICALS, INC.

Annual Meeting of Shareholders to be held on June 9, 2011

This proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints Ronald A. Martell and Anna L. Wight, and each of them, as lawful agents and proxies, with full power of substitution in each to represent and to vote, as specified in this proxy, all the shares of Poniard Pharmaceuticals, Inc. common stock held of record by the undersigned on April 11, 2011, at the Annual Meeting of Shareholders to be held at 9:00 AM, Pacific Time, on June 9, 2011, at the offices of Bay City Capital, located at 750 Battery Street, Suite 400, San Francisco, California 94111, and at any adjournments or postponements thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted FOR Proposals 1, 2, 3 and 4.

Address Change/Comments (Mark the corresponding box on the reverse side)	BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250
(Continued and to be marked, dated and signed, on the other side)